UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HELIOS TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant

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NAVIGATING NEW HORIZONS

HELIOS®
TECHNOLOGIES

2025 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Dear Fellow Shareholders,

I am honored to have been appointed your new President and Chief Executive Officer ("CEO"). I had the benefit of joining the Company on August 9, 2023, as the Chief Financial Officer and since then have been getting to know our customers, our people, and our various subsidiaries’ operations. Last summer, I worked with the teams to develop a comprehensive strategic planning process and portfolio analysis to both evaluate past performance and also establish the future direction of our Company.

2024 was a challenging year for the markets we serve. The Helios team remained focused on its controllables, while executing on its financial priorities. The Company generated record cash flow from operations in 2024 of $122.1 million, reduced debt by $75.3 million and ended the year with a stronger balance sheet and improved financial flexibility.

Since being appointed as your new President and CEO, I began a listening tour and traveled around our global operations to speak with our talented teams across all levels to learn as much as possible about their views of what we are doing well and what can be improved. I also met with customers and spoke with you, our shareholders, to better understand your interests and conveyed this feedback to our team. Some of our key focus areas including driving organic growth, improving profitability, and more effective deployment of capital, are key objectives moving forward; a direct reflection of the comments that shareholders shared with our Company over the last few years. We are committed to these key focus areas in 2025 and beyond. I know that we have exceptional employees who are dedicated to delivering positive results, and I am excited for the future we will build together.

We appreciate your interest, investment in, and continued support of our Company.

With much gratitude,

A Message from our Board Chair

As recently elected Chair of Helios' Board of Directors, I am both honored and optimistic as I look ahead to a promising future for the Company. While 2024 proved to be quite a challenging one, the Company navigated through a tough market, a leadership change, and multiple weather-related disasters. The Board believes the Company exited the year as a stronger more united Company.

We are delighted with the appointment of Sean Bagan to the role of President and Chief Executive Officer. The Board conducted a comprehensive search, using a reputable search firm and unanimously determined that Sean was the right choice to lead Helios. To date, Sean has confidently guided the operations, carefully managed costs and working capital, and implemented new programs and processes to further develop the high performing talent we have within the organization.

Since our last annual meeting, management and members of the Board have had extensive conversations with investors regarding governance. We reached out and engaged with our top shareholders. You will find in this proxy statement an in-depth review of our engagement process with shareholders, what they were asking for as well as what we have done, in response to their feedback.

The Board, in conjunction with management, will continue to evaluate updates to our governance practices based on the feedback from our key stakeholders including shareholders, employees and customers. We look forward to active discussions among the Board and management in 2025. On behalf of the Board of Directors and our leadership team, thank you for your continued interest in and support of Helios Technologies.

Warm regards,

Sean P. Bagan President, Chief Executive Officer and Chief Financial Officer	Laura Dempsey Brown Chair of the Board

You are cordially invited to participate in the Helios Annual Meeting of Shareholders on June 4, 2025, at 9:00 a.m. (Central Time) at the Deer Path Inn, 255 E. Illinois Rd., Lake Forest, Illinois 60045. If you are a shareholder of record at the close of business on April 9, 2025, it is important that your shares are represented at the Annual Meeting even if you do not plan to attend. To ensure you will be represented, as soon as possible please vote by telephone, mail, or online.

HELIOS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 4, 2025

Notice is hereby given that the Annual Meeting of Shareholders of Helios Technologies, Inc., a Florida corporation, will be held in person on Wednesday, June 4, 2025, at 9:00 a.m. (Central Daylight Time) at the Deer Path Inn, 255 E. Illinois Rd., Lake Forest, Illinois 60045 for the following purposes:

1.
To elect two directors, currently serving on our Board, to serve until the Annual Meeting in 2028, and one new director to serve until the Annual Meeting in 2027, whom shall serve until successors are elected and qualified or until an earlier resignation, removal from office or death.
2.
To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending January 3, 2026.
3.
To conduct an advisory vote to approve Named Executive Officer compensation.
4.
To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 9, 2025 (referred to herein as the “record date”), are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about April 23, 2025 and provided access to our proxy materials over the Internet beginning April 23, 2025, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage. It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

Marc A. Greenberg
General Counsel & Secretary

Sarasota, Florida

April 23, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 4, 2025

This Proxy Statement and our Annual Report to Shareholders are available at: https://web.viewproxy.com/HeliosTechnologies/2025 and https://ir.heliostechnologies.com.

2025 Proxy Statement | i

Table of Contents

Page
Compensation Committee Report	53
Summary Compensation Table	54
Grants of Plan-Based Awards	56
Outstanding Equity Awards at Fiscal Year-End	57
Option Exercises and Stock Vested	58
Pension Benefits	58
Nonqualified Deferred Compensation	58
Potential Payments Upon Termination or Change of Control	58
CEO to Median Employee Pay Ratio	59
Pay vs. Performance Disclosure	60
Director Compensation	63
Equity Compensation Plan Information	64
Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	65
Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation	66
Other Business	67
Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors by Shareholders for the 2026 Proxy Statement and Presentation at the 2026 Annual Meeting	68
APPENDIX A	69

ii | 2025 Proxy Statement

HELIOS TECHNOLOGIES, INC.

7456 16th Street East

Sarasota, Florida 34243

PROXY STATEMENT

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed to our shareholders on or about April 23, 2025.

2025 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Wednesday, June 4, 2025, at 9:00 a.m. Central Daylight Time

Place:	Deer Path Inn, 255 E. Illinois Rd., Lake Forest, Illinois 60045

Record Date:	April 9, 2025

Voting:

Shareholders as of April 9, 2025 (the “record date”) may vote by mail, over the internet or by telephone on or before 11:59 p.m. Eastern Daylight Time on June 3, 2025 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 30, 2025 for shares held in a Helios Technologies, Inc. 401(k) (the "Plan") through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.fcrvote.com/HLIO	By telephone at 1-866-402-3905	In person by completing, signing and dating a ballot at the annual meeting

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors (the “Board”). If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet—If you have Internet access, you may submit your proxy by going to www.fcrvote.com/HLIO and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.
•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-866-402-3905 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.
•
By Mail—You may vote by mail by returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
•
In Person—You may vote by attending the Meeting in person and casting a ballot.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, by internet or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders is as of April 23, 2025.

2025 Proxy Statement | 1

Proxy Statement

The close of business on April 9, 2025, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 9, 2025, 33,331,814 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 9, 2025, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Brokers have the discretionary voting power with respect to the ratification of the appointment of Grant Thornton LLP as our independent public accounting firm.

Vote Required

Directors are elected by a plurality of votes cast (meaning that the one director nominee who receives the highest number of shares voted “for” the election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominee.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal. This proposal is considered a routine matter on which a broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote “for,” “against” or “abstain” from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

The advisory vote on named executive officer compensation is approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

Our Shared Values Shape our Culture

As an organization, we use our Shared Values as a guide to ensure we act in everyone’s best interest to achieve our mission.

2 | 2025 Proxy Statement

Proxy Statement

These Shared Values are for the entire organization and every employee, no matter their role or function. They are the foundation from which we work and drive our organization forward each day.

These Shared Values are:

Honesty

Committing fully to truth, transparency, and actions that build trust and collaboration.

Excellence

Driving relentlessly for mastery that elevates quality, performance and standards.

Learning

Pursuing growth by harnessing successes and failures as fuel for advancing collective knowledge.

Innovation

Fostering a culture of creativity that ignites imagination and forges a better path forward.

Ownership

Embracing responsibility and taking accountability for all our actions results.

Solutions

Solving problems and conquering challenges to deliver impactful outcomes.

2025 Proxy Statement | 3

Proxy Statement

2024: Year in Review

27 CONSECUTIVE YEARS of Dividends to Shareholders

TOTAL COMPANY FINANCIAL RESULTS1

CONTINUED TO LEAD WITH INNOVATION

Hydraulics: Launched 11 new cartridge valves including a high capacity electro-proportional flow control valve and a commercialized ENERGEN™ valve

Electronics: Launched PowerView™ U150 15-inch and PowerView® U120 12-inch Displays, SenderCAN® Plus solution, and PowerView™ U35 Display

DROVE OPERATIONAL EFFICIENCIES

Operating Margin: 60 bps of annual expansion, while holding gross margin steady on lower volume

Americas: Center of Excellence in Indiana improved on-time delivery and reduced lead times

EMEA: Faster and NEM operational realignments

APAC: 65% of Balboa branded products are now built in China for local customers as compared to zero two years ago

CHALLENGED MARKETS / PRESSURED GROWTH

Agriculture: Continued to operate in a severe multi-year down cycle

Mobile: Primarily construction driving tough year over year results

Industrial: Industrial machinery and power generation weakest areas

Recreation: Marine, off-road, and motorcycle still in decline from pandemic highs, challenged by consumer confidence and interest rates

FIRSTS AND NEW LEADERSHIP

Record Cash Flow: Generated $122 million of cash from operations, up 46% over 2023

Refinanced and De-levered Balance Sheet: Extended and upsized credit facility, while reducing borrowing spreads; improved net debt to adjusted EBITDA leverage ratio down to 2.6X

CEO Transition: CFO Sean Bagan named Interim President & CEO in July 2024, then promoted to the role permanently in January 2025

1 See Appendix A for reconciliations of non-GAAP financial measures to our results as reported under generally accepted accounting principles ("GAAP") in the United States.

4 | 2025 Proxy Statement

PROPOSAL — ELECTION OF DIRECTORS

1	The Board of Directors recommends a vote “FOR” the nominees.

The Board of Directors recommends that you vote “FOR” Ms. Sacchi and Mr. Britt to serve until the Company’s annual meeting in 2028, or until their successors shall be duly elected and qualified and recommends that you vote “FOR” Mr. Bagan to serve until the Company’s annual meeting in 2027, or until his successor shall be duly elected and qualified.

The proposed Board of the Company will consist of six members. The Board is divided into three classes of directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, until their respective successors are elected and qualified, or until their earlier resignation, removal from office or death.

The term of office of two of the Company’s existing directors – Doug Britt and Diana Sacchi, will expire at the Meeting. Philippe Lemaitre, who previously announced his retirement from the Board, will not be nominated for reelection. The Board would like to express its sincere gratitude to Mr. Lemaitre for his years of service on the Helios Board which began in June 2007 and in which he has served as the Board Chair since 2013.

On July 1, 2024, the Company appointed Mr. Lemaitre Independent Executive Chairman, as it placed Josef Matosevic, then President & Chief Executive Officer and Director, on paid leave as it investigated allegations related to potential violations of the Company's Code of Business Conduct and Ethics. On that same date, the Company announced that Sean Bagan would be assuming the role of Interim President & Chief Executive Officer in addition to his responsibility as Chief Financial Officer.

On July 29, 2024, the Company terminated Mr. Matosevic for cause after an independent investigation from an outside law firm determined that Mr. Matosevic violated Company policy and demonstrated behavior that was inconsistent with the Company's shared values and Code of Business Conduct and Ethics. The Company would then initiate a comprehensive search to identify a permanent successor as President & Chef Executive Officer.

On January 6, 2025, the Company announced publicly that a promotion was extended to and accepted by Mr. Bagan to assume the role of President and Chief Executive Officer of the Company, effective immediately, as well as join the Board and seek election at the 2025 Annual Meeting.

The Nominating Committee to the Board of Directors has selected each of Mr. Britt and Ms. Sacchi as nominees to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting of shareholders in 2028. The Nominating Committee also has nominated Sean Bagan for election to the Board at the Meeting. In its attempt to balance the classes of its Board, the Nominating Committee has nominated Mr. Bagan to serve until the Company’s Annual Meeting of shareholders in 2027.

In making its nominations of Mr. Bagan, Mr. Britt and Ms. Sacchi, the Nominating Committee reviewed the backgrounds of the individuals and believes each of them have valuable individual perspectives, backgrounds, skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight. Biographical information for the nominees is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to three nominees for the class of directors who will serve until the Company’s annual meeting in 2027 and 2028, as described in this proposal above. If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of directors. In the event that the nominee would be unable to serve, which is not anticipated, the Proxy Committee, which consists of Cariappa Chenanda and Alexander Schuetz, will vote for such other person or persons for the office of Director as the Board may recommend.

2025 Proxy Statement | 5

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following tables set forth the names and ages of the Company’s current and proposed directors and current Executive Officers and the positions they hold with the Company. Executive Officers serve at the pleasure of the Board.

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG
Laura Dempsey Brown, 61 Independent Director and Chair of the Board Chair Since: March 2025 Director Since: April 2020

Previously the Senior Vice President, Communications and Investor Relations for W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products, reporting directly to Grainger’s CEO and Chairman, until her retirement in 2018 after 19 years, including serving as Vice President of Marketing, as well as leading the strategy development and operational execution of Grainger’s multi-year market expansion initiative focused on the top 25 U.S. metro markets. Ms. Dempsey Brown also served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions. Prior to joining Grainger, Ms. Dempsey Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter. She began her career at Baxter in 1985 focusing primarily on financial roles in the distribution and manufacturing businesses. Ms. Dempsey Brown has over 18 years in finance or accounting leadership roles and has extensive knowledge in strategy, M&A, corporate governance, crisis management and general overall business acumen. Ms. Dempsey Brown holds a Bachelor’s degree in accounting from Indiana University and obtained designation as a Certified Public Accountant in 1985.

		●			●
Sean Bagan, 49 President, Chief Executive Officer, Chief Financial Officer and Proposed Director Non-Independent Director Director Since: June 2025

President and Chief Executive Officer of the Company since January 6, 2025 and Chief Financial Officer since August 9, 2023. Mr. Bagan joined Helios after spending 23 years at Polaris Inc., a global leader in powersports and off-road innovation. With extensive financial management leadership experience, Mr. Bagan has more than 20 years of international business, strategic financial operations, and leadership experience. His responsibilities scaled with Polaris over the decades in operational finance, international sales, product segments, acquisitions and corporate finance and treasury. In addition to financial management positions, his roles included general management and operational oversight for U.S. and global businesses. He earned his B.A. double major in Accounting and Management from St. John’s University in Minnesota and began his career with Arthur Andersen, LLP. Mr. Bagan also holds a General Management Certificate from Cambridge University’s Judge Business School in England, along with a Certified Public Accountant (Inactive) Certificate from the state of Minnesota.

6	2024 Proxy Statement

Governance of the Company

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG
Douglas M. Britt, 60 Independent Director Director Since: December 2016

President and Chief Executive Officer of Boyd Corporation, a multinational leader in engineered materials and thermal management solutions, with a workforce of over 6,000 employees, since May 2020. Previously, he served as President of the Integrated Solutions division of Flex Agility (NASDAQ: FLEX), a leading sketch-to-scale solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. Responsible for a $19B business within Flex Agility, which operates in over 30 countries with a workforce of over 200,000 employees. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. As an executive at multinational companies, Mr. Britt has extensive global mergers and acquisition experience, global manufacturing and supply chain expertise and a deep understanding of customer relationships and leading a global business. Mr. Britt holds a Bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including the University of London.

		C		●
Cariappa (Cary) M. Chenanda, 57 Independent Director Director Since: April 2020

Cary Chenanda currently serves as the Executive Vice President and President of Novelis and leads all aspects of the company’s business in North America. Novelis is a subsidiary of Hindalco (Bombay Stock Exchange: HINDALCO.BO), headquartered in Atlanta, Georgia, and is a global leader in the production of innovative, sustainable flat rolled aluminum products and solutions and is the world's largest recycler of aluminum. Novelis, North America operates 15 aluminum products facilities and had revenues of US$6.7 billion in fiscal year 2024 serving the beverage packaging, automotive and specialties markets. Prior to joining Novelis in April 2024, Cary was a Vice President and an Officer of Cummins Inc. (NYSE: CMI), where he had worked for 26 years. He most recently held the position of Vice president & General Manager of Cummins Emissions Solutions, a $4 billion global business with 4,500 employees, 12 manufacturing plants, seven technical centers, and two joint ventures worldwide. In 2012, Cary established and led Cummins Electronics and in 2017, he oversaw the unification of Cummins Electronics and Cummins Fuel System Businesses into one combined business. Between 1998 and 2012, Mr. Chenanda had roles with increasing responsibility in engineering, marketing, purchasing and general management of a joint venture with Scania. Mr. Chenanda has also worked for Ecolab and Robert Bosch GmbH. He is a Certified Purchasing Manager, a certified Six Sigma Green Belt and holds 7 United States patents. Mr. Chenanda holds an MBA from Indiana University’s Kelly School of Business, an MS in Mechanical Engineering from Texas A&M University and a bachelor’s in mechanical engineering from the University of Mysore, India. Mr. Chenanda also currently serves on the Industry Advisory Council for Texas A&M’s Mechanical Engineering.

			●		C

2025 Proxy Statement | 7

Governance of the Company

Name/Age/Independence/Tenure		Committee Membership (C: Chair)
	Biographies	Audit	Comp.	Nom.	ESG
Diana Sacchi, 65 Independent Director Director Since: June 2022

Chief Human Resources Officer ("CHRO") at Grameen America, a non-profit micro-finance organization dedicated to lending to women to enable financial mobility. Prior to returning to Grameen America in November 2020, served as EVP & CHRO at Welbilt, (NYSE: WBT), a global manufacturer of commercial foodservice equipment. From June 2014 to January 2016, served as Vice President HR for North America at LG Electronics USA and CHRO at Grameen America, where she built the foundation of the HR function. Ms. Sacchi brings more than 25+ years of global Human Resources expertise in addition to HR advisory and consulting expertise and leadership coaching. Her career includes roles of progressive HR leadership at Avon Products, Bristol Myers Squibb and the United Nations Development Program. As CHRO for several companies, Ms. Sacchi has advised CEOs, transformed global HR organizations, participated in acquisition and integration activities, and redesigned compensation programs. A leader with exceptional global experience, she has improved the effectiveness of a wide range of organizations, from multi- billion-dollar corporations to nonprofits serving a variety of sectors including manufacturing, cosmetics, electronics, pharmaceuticals, micro-finance and education. Ms. Sacchi holds a B.A. in Psychology from Texas Woman’s University and M.Ed. & M.A. in Psychological Counseling & Organizational Psychology from Columbia University. She is fluent in English, Spanish, and Italian.

		●	C	●
Alexander Schuetz, 58 Independent Director Director Since: June 2014

CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry, responsible for a portfolio of multinational projects with a total volume of $500 million. Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions in Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, based in Beijing, China, he was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO. In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University. Dr. Schuetz brings a wealth of experience in major growth regions of the world, including Asia and Latin America and global insights into markets and customers to the Company, including the hydraulics industry. Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany.

			●	C	●

8 | 2025 Proxy Statement

Governance of the Company

Name/Age/Tenure	Biographies

Sean Bagan, 49 President, Chief Executive Officer, Chief Financial Officer and Proposed Director Executive Officer Since: August 2023	Mr. Bagan's biography is provided above in Director's Biographies.

Billy Aldridge, 53 Senior Vice President, Managing Director, Electronics Executive Officer Since: April 2025

Senior Vice President, Managing Director of Electronics since April 2025. Previously served as the Senior Vice President, Managing Director of Enovation Controls since May 3, 2021. He joined FW Murphy, a division of Enovation Controls, in 2008 as the OEM Sales Manager where he grew the marine market prior to stepping into a director position in 2015 and then in 2018 moving to the Vice President of Business Development. Mr. Aldridge joined MerCruiser/Mercury, part of the Brunswick Corporation in 2000, where he earned his Lean Six Sigma and worked in many different functional areas including Supply Chain, Program Management & OEM Sales. He has a bachelor’s degree in Sociology from Oklahoma State University.

Matteo Arduini, 52 President Hydraulics, EMEA Executive Officer Since: June 2019

President of Hydraulics, EMEA, previously President, QRC since June 18, 2019. Previously served as General Manager as well as Chief Financial Officer at Faster. From September 2012 to April 2018, Mr. Arduini was with Brevini /Dana Incorporated (NYSE: DAN). He served as the CFO of the Brevini Group and the project leader in Dana’s acquisition of Brevini Group as well as Head of Finance in Dana Brevini Italy. With previous professional experience with Ernst & Young, Ferrari Cars and Technogym, Mr. Arduini graduated from the University of Parma in 1998 with a degree in Economics.

Marc Greenberg, 48 General Counsel and Secretary Executive Officer Since: January 2022

General Counsel & Secretary since January 4, 2022, having served as Associate General Counsel since January 2021 when he joined the Company. Previously General Counsel to Diversified Maintenance Systems, LLC, a national facilities maintenance services company, from January 2019 to January 2021. Served as Associate General Counsel at Welbilt Corporation (NYSE: WBT), a global manufacturer of commercial foodservice equipment, from 2016-2019. Prior to his corporate experience, Mr. Greenberg was a litigation attorney in the New York/New Jersey area for over seven years. He began his career in New York, New York as a Commercial Real Estate Agent for Newmark Group, Inc. in 1998 before working as a Corporate Specialist for Computershare Trust Company in November 2001. In addition to over 16 years of legal experience, Mr. Greenberg holds a Bachelor’s degree in Economics from Muhlenberg College in Allentown, Pennsylvania, as well as a Juris Doctorate degree from Nova Southeastern in Davie, Florida, and an MBA from Louisiana State University.

Rick Martich, 54 President Hydraulics, Americas Executive Officer Since: March 2023

President of Hydraulics, Americas since March 30, 2023. Previously served as Interim President as well as Co-General Manager of the CVT business through a previous transition. Mr. Martich joined Enovation Controls in 2006 and progressed from managing customer service and quality, through leading global manufacturing, to operations and international sales. Mr. Martich was promoted to Senior Vice President, Global Manufacturing Operations in November 2020. He has over 25-years of leadership experience in engineering, manufacturing, finance and sales. Mr. Martich began his career in 1994 as a process/project engineer with PPG Industries. He went on to The Boeing Company where he led Lean Manufacturing activities on the 777 Floor Beam value stream and implemented Toyota Production System concepts & tools. He then spent time with Level 3 Communications where he progressed through a variety of roles across finance, engineering, and field services. A Six-Sigma Black Belt, as well as Gemba & Distribution Kaizen Coach, he holds a Bachelor of Mechanical Engineering degree from Georgia Tech and an MBA from The University of Tulsa with a focus in finance.

2025 Proxy Statement | 9

Governance of the Company

Board Skills and Diversity Matrix

The below matrix summarizes the skills and diversity demographics of our proposed Board of Directors as of April 23, 2025.

Gender	Independence	Average Age	Refreshment

OVER HALF of our Board refreshed within the past 5 years

10 | 2025 Proxy Statement

Governance of the Company

Our board composition also reflects our global footprint - our directors have lived or worked in the following areas.

Americas
Argentina
Brazil
Canada
Mexico
Peru
United States
APAC
Australia
China
Hong Kong
India
Indonesia
Japan
South Korea
Malaysia
Singapore
Taiwan
EMEA
Africa
Czech Republic
France
Germany
Israel
Italy
Netherlands
Spain
Sweden
United Kingdon

2025 Proxy Statement | 11

Governance of the Company

The Board acts as a collaborative body that encourages broad participation of each of the directors at Board meetings and in the Committees, described below, on which they serve. The Board believes a majority of directors should be independent. The independent directors meet informally, and they also meet in regular executive sessions of the Board. The Company currently separates the functions of Chair of the Board and Chief Executive Officer. The Chair of the Board, who is a non-management, independent director, chairs the meetings of the Board, serves as a nonvoting ex officio member of each of the Board Committees and is a current member of the Audit and ESG Committee. The Chair approves the agenda for each Board meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes its leadership structure is appropriate. The Board believes that a governing body comprised of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management. On July 29, 2024, the Company created the temporary role of Executive Chairman to be effective on an interim basis while the Company conducted a search for a new President and Chief Executive Officer. The previous Chair of the Board, Mr. Lemaitre, served in this capacity. Additionally, the Board appointed Mr. Bagan as "Interim President and Chief Executive Officer" and Mr. Bagan assumed these duties in addition to his role as Chief Financial Officer. On January 6, 2025, the Company publicly announced a promotion was extended to and accepted by Mr. Bagan to assume the role of President and Chief Executive Officer and to serve as a member of the Board. Mr. Lemaitre's interim role ceased on January 6, 2025. Mr. Bagan will continue to serve as the Chief Financial Officer while the Company conducts a search to backfill this position.

The Company’s culture emphasizes individual integrity, initiative and responsibility. The Company’s compensation structure does not encourage individuals to undertake undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, considering for approval all transactions involving conflicts of interest and monitoring compliance with the Company’s Code of Business Conduct and Ethics (“Code”). The Environmental, Social and Governance Committee ("ESG Committee") addresses non-financial risks, including political and economic risks, risks relating to the Company’s growth strategy, and current business risks on a quarterly basis, including material risks facing the businesses, risks it may face in the future, measures that management has employed to address those risks and other information relating to how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations. The ESG Committee provides recommendations to the Board with respect to those and other risks, including leadership development and succession. Beginning in 2022, an updated risk governance framework was implemented to update the Board, on a quarterly basis, on various risks facing the Company, their likelihood and potential impact, and a response plan. That framework was updated in 2023 to provide more insight and input from the business units to the Board. That framework was expanded in 2024 to bring more risks from the Corporate level to the ESG Committee on a quarterly basis and presented to the Board of Directors at each Board meeting.

As part of its risk oversight and compliance responsibilities, the Board adheres to the Company's Code that serves as an overarching document to supplement similar policies adopted by its subsidiaries. The Code has been translated into multiple languages, and training programs are held annually to all Helios employees globally to help ensure the Code is understood and observed throughout the Company.

Shareholder Recommendations for Nomination as a Director

In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

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Governance of the Company

A shareholder’s notice of recommendation must set forth:

(a)
as to each person whom the shareholder proposes be considered for nomination for election as a director
(i)
the name, age, business address and residence address,
(ii)
his or her principal occupation or employment during the past five years,
(iii)
the number of shares of Company common stock he or she beneficially owns,
(iv)
any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and
(v)
the consent of the person to serve as a Director, if so elected; and
(b)
as to the shareholder giving the notice
(i)
the name and record address of shareholder,
(ii)
the number of shares of Company common stock beneficially owned by the shareholder,
(iii)
a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and
(iv)
a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Board and Committee Oversight Responsibilities

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.

As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•
must, above all, be of proven integrity with a record of substantial achievement.
•
must have demonstrated ability and sound judgment that usually will be based on broad experience.
•
must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings and the annual shareholders’ meeting.
•
must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and
•
must be committed to building sound, long-term Company growth.

2025 Proxy Statement | 13

Governance of the Company

Director Participation and Relationships

The Board held 4 Board Meetings and 12 Special Meetings during 2024 and all independent directors who served in 2024 were present at each meeting. Each director also attended all meetings of each Committee of which he or she was a member in 2024.

The Board has adopted a policy stating that it is in the best interests of the Company that all directors and nominees for director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all directors and nominees for election as directors at such meeting to attend. The policy further provides that an unexcused absence under the policy should be considered by the Nominating Committee in determining whether to nominate a director for re-election at the end of his or her term of office. All directors attended last year’s annual meeting of shareholders. No family relationships exist between any of the Company’s directors and executive officers. There are no arrangements or understandings between directors and any other person concerning service as a director.

Board Diversity and Tenure

Consistent with the Company’s Corporate Governance Guidelines, the Nominating Committee and the Board seek diversity among the members of the Board. The Nominating Committee and the Board believe that considering a diverse range of experience, perspective and knowledge creates a Board that can best serve the needs of the Company and its shareholders, and are important factors that are considered when identifying individuals for Board membership. In addition, diversity with respect to tenure is important to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our Directors.

In furtherance of the Board’s active role in succession planning, the Board has appointed or nominated 5 new Directors since 2020.

Director Nominations, Board Refresh and Succession Planning

The Nominating Committee is charged with reviewing and recommending to the Board qualified individuals to become directors and continually assessing the size and composition of the Board to identify any needed changes. The Nominating Committee also engages in succession planning for the Board and key leadership roles on the Board and its committees. The Nominating Committee considers relevant experience, perspective and knowledge that it deems appropriate to maintain a healthy balance of our Board. Board recruitment is a year-round process. While the Nominating Committee focuses on the search process on a regular basis, the Nominating Committee provides updates to the Board on a quarterly basis and encourages discussion to ensure the Company’s needs are being met in terms of the skills and knowledge of the Board members.

Board Assessment Process

Identify

Board members are continually observing their environment and community to identify and bring forward suitable candidates to the Board. An evaluation of the strategic needs of the Company, including its goals, vision and strategy are considered when identifying candidates. Discussions with the Chief Executive Officer are also had to ensure organizational and Board needs are being met, as well as to keep the Board informed of any updates that would help to identify new needs at the Board level.

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Governance of the Company

Analyze

The Nominating Committee reviews candidate profiles along with the current Board matrix to analyze the skills, attributes and various perspectives of each member to determine whether a potential candidate possesses the experience and expertise needed to expand the Board's collective knowledge.

Review

After a prospective Board member is found, the Nominating Committee assesses the qualifications of that candidate and presents to the Board as a whole on a quarterly basis. The Nominating Committee reviews and discusses how the candidate will support the Board as well as the organization and conducts an initial interview with the candidate.

Recommend

Once the candidate has been interviewed and evaluated, the individual's Board profile is forwarded to the Board for recommendation for election. Typically, a candidate observes a Board Meeting in person which can help them understand the Company's objectives as well as provides them an opportunity to understand where they can contribute to the mix of knowledge and skills of the full Board. Voting for new members typically happens on a quarterly basis at an in-person meeting.

Shareholder Approval

Following the new candidate's election by the Board as a new Board member, the new Board member will then be elected by the shareholders at the new Annual Shareholder Meeting.

Orientation

Upon becoming a member of the Board, all new members go through an orientation in which information on their roles and responsibilities are discussed as well as membership in a third-party resources for director education and development along with networking opportunities.

In March 2025, Laura Dempsey Brown was appointed Chair of the Board.

On the recommendation of the Nominating Committee, Laura Dempsey Brown was appointed Chair of the Board following the March Board Meeting. Mrs. Dempsey Brown is an independent Director and has a wealth of leadership experience and deep understanding of the Board from her experiences as Chair of the Audit Committee from 2020 to 2023 as well as Chair of the ESG Committee from 2023 to 2025.

Management Succession Planning

Highlighted by recent events involving the termination of the Company's former President & Chief Executive Officer, Josef Matosevic, the Board continues to make management succession planning a top priority. The Board is committed to finding and retaining the right leaders for the Company as well as those who seek long-term success for Company shareholders. In wake of the departure of Mr. Matosevic, the Board created an internal search committee, comprised of independent Board members, to:

•
Engage a search firm for the next CEO
•
Develop a timeline for the CEO search
•
Identify the skills, knowledge and expertise needed for the CEO
•
Review all internal and external candidates
•
Coordinate interviews between the CEO candidates and Board members

Each candidate went through a rigorous process including a cultural diagnostic with the search firm, extensive background and reference check and discussions with each Board Member. After an lengthy process, the Board determined that Sean Bagan was the right leader for the Company and best positioned to effectively address and attack the needs of the business and interests of its shareholders.

2025 Proxy Statement | 15

Governance of the Company

The Board also discusses management succession with, and without, the CEO at each Board Meeting, as needed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of the Company’s directors, officers, and holders of more than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements in 2024 with the exception of Josef Matosevic, Matteo Arduini and Rick Martich, each of whom filed a late Form 4 that reported one late transaction.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board may do so by writing to the Board, Helios Technologies, Inc., Attn: General Counsel & Secretary, 7456 16th Street East, Sarasota, Florida 34243. Under the process for such communications established by the Board, the Chair of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chair, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

Holding Ourselves Accountable through Strong ESG Governance

Board Responsibility

ESG Committee

Accountability starts with board-level oversight of ESG to address non-financial topics of interest to our investors, shareholders, and other stakeholders. In March 2021, the Board created the ESG Committee to oversee risks related to the Company’s environmental, social, and corporate governance practices, as well as enterprise risk and other matters. In 2022, we added the Chair of our Board to the ESG Committee and in March 2025, our ESG Committee Chair succeeded our former Chair of the Board.

The purpose of the ESG Committee is to (a) develop and recommend to the Board corporate governance guidelines and policies for the Company, (b) monitor the Company’s compliance with good corporate governance standards and oversee the evaluation of the Board and management against these standards, and (c) oversee the Company’s significant ESG and sustainability activities and practices, which include, among other things, reviewing our ESG and sustainability strategy, initiatives and policies and updates from the Company’s management committee responsible for significant ESG and sustainability activities; charitable contributions by the Company; and community reinvestment activities and performance thereof.

2024 Board Evaluation Program

SELF-EVALUATION

The Board understands that honest and practical evaluations are crucial for good governance and Board effectiveness. Annual evaluations focus on two primary functions of a Board: oversight and decision-making, with an emphasis on Board and Committee processes, and Board Committee compositions. The ESG Committee oversees the annual evaluations with the assistance from the General Counsel & Secretary, and conducts a multi-step process to disseminate, collect and review the results. The ESG Committee then discusses the results of the evaluations and other feedback in a closed session with the Board.

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Governance of the Company

BOARD AND COMMITTEE EVALUATION PROCESS
IMPLEMENTATION & RESULTS

Confidential evaluations and subsequent discussions from the evaluations continue to be instrumental in making enhancements to meeting materials, committee compositions, the Board evaluation process, and interactions with our business leaders as well as providing directors with further opportunities for continuing education.

2025 Changes to Board Evaluation Program

Beginning in 2025, the Company has engaged with a reputable third-party Board assessment tool to provide more data driven, actionable and individualized focus to its Board Evaluation program. Board members will continue to take annual evaluations; however they will now receive individualized reporting on their performance and effectiveness, benchmarks and comparisons against peer groups in the Company's industry, as well as year-on-year comparisons to establish ongoing data to develop the Board systematically in a time efficient and structured manner.

2025 Proxy Statement | 17

Governance of the Company

Board Role in Risk Oversight

A successful Risk Management program is critical for the Company to both understand the risks it faces as well as understand the significance of those risks. The Board takes an active role in proactively promoting an effective risk management program. In carrying out its responsibilities, the Board has charged the ESG Committee with oversight and responsibility of the Company’s Risk Management Program, and to work closely with management to ensure key controls and processes are in place.

Rather than an annual risk assessment at an enterprise level, the Company created an internal risk management structure administered by its General Counsel & Secretary whereby sub-committees formed at Helios Corporate, Sun Hydraulics, Faster, Enovation Controls and Balboa, where representatives within each segment, including Finance, Human Resources, Sales, Operations, Safety and Information Technology, meet on a quarterly basis to:

In turn, these risks are reported on a quarterly basis to the ESG Committee, including mitigation factors that management has employed to address those risks, and other information relating to how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations. The ESG Committee, in turn, reports out these risks to the full Board, highlighting the top risk for enhanced discussion.

Our Operations function continues to have the main oversight responsibility to ensure enhanced disclosure on issues facing the Company and continue a targeted approach of addressing risks and material concerns in the way we design, manufacture, and deliver our products. We believe this approach will help eliminate risks to shareholders and their financial interests while promoting leadership accountability.

Independence and Committees of the Board of Directors

At its meeting in March 2025, the Board undertook a review of Director Independence. Except as described under “Certain Relationships and Related Transactions,” it was determined there were no reportable transactions or relationships between any of the directors or any member of the directors’ immediate families and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the directors under the rules of the New York Stock Exchange (“NYSE”) and, for Audit Committee and Compensation Committee members, also under the heightened independence standards of the SEC. The Board determined that Messrs. Britt, Chenanda, Schuetz, and Mses. Dempsey Brown and Sacchi qualify as independent directors under both the rules of the NYSE and the Securities and Exchange Commission ("SEC"). By virtue of his position as President, Chief Executive Officer and Chief Financial Officer of the Company, the Board has concluded that Mr. Bagan does not qualify as independent.

Our Board of Directors has four standing Committees: Audit Committee, Compensation Committee, Environmental, Social and Governance Committee and Nominating Committee. The current composition and responsibilities of the four standing Committees are set forth below. Each committee has adopted a written charter approved by the Board, which is available on the Company’s website at https://ir.heliostechnologies.com/corporate-governance. Each Committee meets regularly throughout the year and reports its actions and recommendations to the Board.

The Company’s website contains the Company’s Bylaws, Corporate Governance Guidelines, Board Committee Charters and Code. To view these documents, go to https://www.heliostechnologies.com, click “Investors” and then “Governance Documents.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s Directors and executive officers, go to https://www.heliostechnologies.com, click on “Investors,” then “SEC Filings” and then “All SEC Filings.”

18 | 2025 Proxy Statement

Governance of the Company

Audit Committee

Current Members:

Doug Britt (Chair)

Laura Dempsey Brown

Diana Sacchi

(During 2024, Philippe Lemaitre served on the Audit Committee).

The Audit Committee held

8 meetings in 2024.

Each of the current members of the Audit Committee is financially literate and satisfies the heightened independence standards of Rule 10A-3 under the Exchange Act.

The Board determined, under applicable SEC and NYSE rules, that all of the members of the Audit Committee are independent, and that Mr. Doug Britt meets the qualifications as an Audit Committee Financial Expert, and he has been so designated.

The Audit Committee is responsible for, among other things:

-

Reviewing and approving the selection of the Company’s independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting;

-	Establishing the scope and fees for the prospective annual audit with the independent public accountants;
-	Reviewing the results thereof with the independent public accountants;
-	Reviewing and approving non-audit services of the independent public accountants;
-	Reviewing compliance with existing major accounting and financial policies of the Company;
-	Reviewing the adequacy of the financial organization of the Company;
-	Reviewing management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls;
-	Reviewing areas of financial risk and providing fraud oversight; and
-	Reviewing compliance with federal and state laws relating to accounting practices and to review and approving any transactions with affiliated parties.

The Audit Committee also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters as well as provides oversight for the Company’s compliance with its Code of Conduct, including its confidential ethics reporting hotline. The Code of Conduct is available on the Company’s website at: https://ir.heliostechnologies.com/governance-docs.

No waivers of the Company’s Code of Conduct were requested or granted during the year ended December 28, 2024. The Code of Conduct is available on the Investors page of our website and from the Company upon written request sent to the Corporate Secretary, 7456 16th Street East, Sarasota, Florida 34243.

Compensation Committee

Current Members:

Diana Sacchi (Chair)

Cary Chenanda

Alexander Schuetz

The Compensation Committee held 4 meetings in 2024.

Each of the current members of the Compensation Committee satisfies the heightened independence standards of Rule 10C-1 under the Exchange Act.

The Compensation Committee is responsible for, among other things:
-	Overseeing the Company’s compensation program, including executive officer and key management compensation;
-	Administering the Company’s equity incentive and non-employee director fees plans; and
-	Carrying out the responsibilities required by the rules of the SEC and NYSE.

The Compensation Committee may delegate any of its responsibilities to one or more subcommittees, each to be comprised of at least two of the Compensation Committee’s members. For information regarding the role of our executive officers and the Compensation Committee’s independent compensation consultant in determining or recommending the amount or form of executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

None of the current members of the Compensation Committee have been an officer or employee of the Company. Additionally, none of our executive officers serve as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

2025 Proxy Statement | 19

Governance of the Company

ESG Committee

Current Members: Cary Chenanda (Chair) Laura Dempsey Brown Alexander Schuetz (During 2024, Philippe Lemaitre served on the ESG Committee). The ESG Committee held 4 meetings in 2024.	The ESG Committee is responsible for, among other things:
	-	Developing and recommending to the Board corporate governance guidelines and policies for the Company;
	-	Overseeing the annual individual performance evaluation on all Board members;
	-	Overseeing the enterprise-wide risk management policies of the Company;
	-	Monitoring the Company’s compliance with good corporate governance standards; and
	-	Overseeing the Company’s significant ESG and sustainability activities and practices.

The ESG Committee is committed to ensuring the governance of the Company is in full compliance with the law, reflects generally accepted principles of corporate governance, encourages flexible and dynamic management and effectively manages the risks of the business and operations of the Company.

Nominating Committee

Current Members: Alexander Schuetz (Chair) Doug Britt Diana Sacchi The Nominating Committee held 4 meetings in 2024.	The Nominating Committee is responsible for, among other things:
	-	Developing and recommending to the Board for adoption, qualifications for members of the Board and its Committees and criteria for their selection;
	-	Reviewing and recommending changes which the Committee determines advisable;
	-	Identifying and reviewing the qualifications of potential candidates to fill Board positions;
	-	Reviewing the suitability for continued service of each Board member prior to term expiration; and
	-	Recommending to the Board the nominees to stand for election at each annual meeting of shareholders.

The Nominating Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board, including the use of professional search firms, recommendations from directors, members of senior management and shareholders. All such candidates for any particular seat on the Board are evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

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Governance of the Company

Our Mission Shapes our Culture

We learned that to be our best, we must achieve our mission to:

PROTECT THE BUSINESS

Drive cash flow, develop innovative new products, and create strong, customer-centric relationships

THINK AND ACT GLOBALLY

Leverage global resources and assets, support diverse end markets, accelerate innovation, being “in the region for the region”

DIVERSIFY MARKETS AND REVENUE

Lead with new technology, and recognize new opportunities

DEVELOP TALENT

Promote our Shared Values, provide a learning organization, instill a customer-centric culture, and engage global talent

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Governance of the Company

Aligning our Company’s Goals with our Mission

Meeting our goal of becoming the leading provider of premier products and solutions in specialty niche markets through innovative product development and acquisition requires an overarching approach that addresses the core mission of our entire business. Every component of our purpose, the structures we are creating to reach our goal, and our clear step-by-step tactics reflect this goal. Our Mission seeks to implement our goal, allowing and embedding that focus across our organization. Our end market performance illustrates the value of deploying our Mission throughout the Company as well.

Building in the Region, for the Region

Being “in the region, for the region” is a direct reflection of our ability to use our Shared Values as a guide to create new and innovative approaches to our business. We have a unified operations strategy across the companies in our Electronics and Hydraulics segments. This strategy leverages the breadth of our global footprint and depth of our manufacturing capabilities. Our strategy allows us to better align supply chain and manufacturing value streams with customers geographically to shorten lead times, reduce inventory, optimize costs, and mitigate global supply risks. Established manufacturing centers provide scale in North America, and we continue to enhance centers in both Asia and Europe to meet anticipated growing global demand. Manufacturing locations in the United States, Canada, Mexico, Italy, Germany, South Korea, China and India provide a range of manufacturing options. We source and supply what we can from a regional perspective while staying true to our focus on delivering high-quality innovative products to our customers. This approach has helped us expand our engineering capacity, scale resources, and develop additional internal capabilities and allows us to produce and sell our solutions locally. This creates value for our customers and shareholders by significantly reducing sourcing and supply risks, avoiding freight costs, and reducing quality issues. Our approach helps us not only address risks like material shortages and our environmental footprint while adding diverse talent to our team, but enables us to positively impact the economies and communities in which we operate, all while protecting our margins. This approach has a significant impact on shipping-related emissions and mitigating weather-related risks and delays as well. From a social and economic perspective, we are positively impacting local economies. We can attract and retain local talent with diverse perspectives and who help us create innovative new solutions.

Manufacturing and Operational Centers of Excellence

Our world-class manufacturing is a competitive tool and a key component of our long-term strategy. Being an integrated operating company, we have developed a unified operations strategy across the companies in our Electronics and Hydraulics segments. This strategy leverages the breadth of our global footprint and depth of our manufacturing capabilities.

Accelerating Innovation

Engaging diverse teams to create products, many of which keep end users and our environment safer, starts with a customer-centric culture of innovation and continues through our responsible approach to manufacturing. In most cases, when we design products, especially electronics, we do so in co-development and co-design with the Original Equipment Manufacturer ("OEM"). This allows us to understand and assess any environmental or social risks associated with the solution. Innovation also extends to the investments we make which results in more energy and materials efficient design and modification.

Creating Components that use Less Energy

Through testing and advanced simulation, we intend to improve the energy efficiency of the products we create, including reducing energy use and heat waste. Our brands have adopted this practice as an ongoing initiative for all product designs. As an example, Faster, in their development of a new quick release coupler, will design all components involved with oil flow to be hydrodynamic to improve total coupler flow rate capacity resulting in lower energy consumption. At Sun Hydraulics, testing is performed to determine leakage between the ports of the valve that could result in the valve failing due to pressure drop within the circuit. This approach is not only a critical safety step, but from an environmental standpoint there is also improved energy efficiency of a hydraulics system (less electric or mechanical power to power the system). The eSenseTM solution boasts 100% of the performance at 30% of the power consumption while the LoadMatchTM valve offers 30% or more energy savings from automatic control settings at reduced loads.

Helios Sets Goal of Achieving Net Zero GHG Emissions By 2050

In 2022, the Company announced it had set a long-term commitment to achieve net zero greenhouse gas (“GHG”) emissions by 2050 for its operated assets. Initial efforts and steps are underway as the Company develops more detailed plans to reach this long-term commitment. The Company has already completed Scope 1 and Scope 2 greenhouse gas inventory, has begun gathering relevant Scope 3 data, and is working on detailed emission-reduction roadmaps for its major operated assets. Read more about the Company’s progress and follow its ESG journey at: https://www.heliostechnologies.com/esg.

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Governance of the Company

Energy

We conducted our first annual Scope 1 and Scope 2 GHG emissions inventory in 2021 and continued this process in 2024. This growing body of data will help us establish interim GHG emissions targets along our journey to achieving net zero GHG emissions by 2050. We advanced our “in the region, for the region” strategy and are establishing an operating footprint that will lead to reduced emissions. We implemented energy efficiency investments in our manufacturing operations, committed to measuring relevant Scope 3 GHG emissions, and outlined a plan with our third-party compliance partner to begin the process of gathering Scope 3 emissions data from our suppliers. You can find our most recent reported data within a fact sheet posted here: https://www.heliostechnologies.com/esg.

Waste

Helios has worked diligently across its subsidiaries to identify significant waste streams and reduce waste using production process redesigns, scrap reduction initiatives, electronic waste reduction, and elimination of hazardous materials. We have made investments in manufacturing technologies, such as a nitrogen blanket system to reduce solder dross in our PCBA wave solder process by as much as 70%. This reduces the wave solder by-product waste stream which is good for the environment and business.

Water

Water is a fundamental component of our business, especially for our hydraulics manufacturing operations, but an even more important commodity of the communities where we operate and live. In addition to water conservation efforts already at work across our companies, in 2021 we conducted our first company-wide water usage inventory. We added a second year of data in 2022 and continued the process in 2023 and 2024 and are establishing a baseline that will be used to measure future improvements. Examples include:

•
Balboa retrofitted their water reclamation system and significantly reduced the amount of wastewater generated in their plastic injection molding process by recycling it through a cooling tower system.
•
Sun Hydraulics installed two evaporators to greatly reduce the volume of wastewater sent to a municipal processing plant in our efforts to become a zero-discharge facility in the United States.

Diversifying Markets and Products

Helios continues to focus on providing systems and solutions that solve our customers most pressing requirements. With a differentiated product portfolio and through continuous innovations, we believe our team is in prime position to create an aggressive go-to market approach. Helios also has a responsibility to create products that are long-lasting, keep end-customers safe, and leave as little negative impact on the environment as possible. We regularly review our processes to determine where and how they can be improved to reduce our energy consumption and that of our customers. We also recognize this focus leads us to new markets and solutions that align with our own focus on social and environmental responsibility. For example, in 2024 our commercial strategy was enhanced as we entered the commercial foodservice market through our software and services side.

One of the key drivers of future growth for both the Electronics and Hydraulics segments is our sales approach that leverages electronic and hydraulic solutions from our trusted brands. While protecting our existing business, we will provide strategic OEM and distribution partners with “system solutions” that ensure the safety, reliability, connectivity and control of their applications.

We are evolving how we classify the key technologies within our Hydraulics segment into two categories based on Hydraulic system architecture: motion control technology (“MCT”) and fluid conveyance technology (“FCT”). MCT includes components used to control the flow and pressure of fluids in a system. FCT includes components used to convey fluids and fluid power through a system and are designed to grant maximum flexibility of design and reliability. MCT includes our Sun Hydraulics cartridge valve technology where we pioneered a fundamentally different design platform employing a floating nose construction that results in a self-alignment characteristic. This design provides better performance and reliability advantages compared with most competitors’ product offerings. MCT also includes a range of common cavity solutions with our Sun, Seungwon and NEM brands as well as parts in body (“PiB”) solutions from NEM.

Hydraulic systems are increasingly taking signals from on-board electronic control systems, making it necessary for hydraulic products to be capable of digital communication. In response to this we have aggressively expanded our MCT offering of electrically actuated cartridge valves for both the mobile and industrial hydraulics markets and have significant technology in PiB and directional control valves with NEM.

2025 Proxy Statement | 23

Governance of the Company

Additionally, our MCT ecoline™ family is a collection of products focused on increasing the energy efficiency of hydraulic systems. Also, an aggressive segment of new product development that focuses on disruptive technology is yielding results with the announcement of the ENERGEN™ product. ENERGEN™ is the first hydraulic cartridge valve with the capability to convert hydraulic flow into electrical power.

Our FCT products transfer hydraulic fluid from one point to another. FCT includes our quick release couplings products, which allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Quick connection of multiple hydraulic lines can be accomplished through the use of our casting solution or our signature MultiFaster® product line. In particular, the simultaneous connection of several lines granted by our Multifaster® is an important feature in many applications and allows for dramatic reduction of connection time, even when the system is under pressure, and completely removes the risk of incorrect connections and related hazards for the equipment and the operators. We design, engineer and distribute hydraulic coupling solutions primarily in the agriculture, construction equipment and industrial markets.

Our Electronics segment consists of leading international brands in custom-tailored solutions for many industrial and commercial applications, including engines, engine-driven equipment and specialty vehicles with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products through our Enovation Controls, Zero Off, Murphy and HCT brands. With the Balboa and Joyonway brands, we are also an industry leader in the health and wellness market providing globally comprehensive electronic control systems with proprietary and patented technology for therapy bath and traditional and swim spas from a single source.

Our two segments are comprised of approximately 125 direct sales and application specialists serving our customers’ needs. While we continue to use this long successful approach, we have augmented our strategy by not only pursuing system solutions at key global OEM’s to drive growth, but pivoted to a more customer-centric, sales-oriented culture on our distribution side. Our teams are now more disciplined with customer account management and engagement with core customers.

As an innovative manufacturer of electronic controls and displays, we serve a variety of markets including off-highway, recreational marine, powersports and specialty vehicles, agriculture, water pumping, power generation, engine-driven industrial equipment, and health and wellness. We partner directly with OEMs and support a worldwide network of authorized distributors and systems integrators. We make significant investments to garner an intense understanding of unique applications to solve complex system challenges.

Our focus is on creating customized systems that solve complex problems for our customers. This allows us to target customers or industries that see value in this level of integration, and as a result, our product list contains a wide variety of OEM applications. Product categories include traditional mechanical and electronic gauge instrumentation, plug and play CAN-based instruments, robust environmentally sealed controllers, hydraulic controllers, pumps and water flow systems, engineered panels, process monitoring instrumentation, printed circuit board assembly and wiring harness design. Our systems can be used in both mobile (DC power applications), as well as fixed (AC power applications).

Our merger and acquisition framework around both flywheel and transformational acquisitions adds value to our customers, partners and shareholders, as well as provides development opportunities for employees. While we continue to seek companies with innovative cultures and capabilities that fit within our strategic imperatives and firmly align with our commitment to corporate responsibility, we have implemented a more disciplined capital allocation to prioritize investments that yield the highest returns and maximize shareholder value.

Talent Development

Our vision is to cultivate a community of leaders who, armed with a robust skill set, a global perspective, and a commitment to ethical leadership, will drive our Company's success and positively impact the broader business world. As these leaders ascend to higher roles, they will become catalysts for positive change, shaping the future of our organization and leaving a legacy of excellence.

The Helios Leadership Academy ("HLA") is dedicated to cultivating leaders within our organization. Participants engage in a dynamic blend of in-person and online training experiences designed to hone their leadership skills, foster cross-cultural collaboration, and provide expertise towards influential roles within our global Company. Individuals who have proven themselves as exemplary performers with high potential, professionals new to or moving to a people-manager role or whose team is increasing in size, and other individuals who

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Governance of the Company

have demonstrated leadership potential through our talent review process are selected to the HLA program and provided the opportunity for professional growth and further expand the Company's continued commitment to developing its future leaders.

Information Security

The Company employs a comprehensive, three-tiered security strategy centered on user training, email hygiene, and real-time threat monitoring to identify and mitigate cybersecurity risks. The Company follows the CIS Top 18 framework as the foundation for its security program, ensuring a structured and effective approach to risk management.

To enhance cybersecurity awareness, the Company provides monthly training sessions for employees and enforces security best practices such as multi-factor authentication (MFA), Zero Trust principles, and strict password complexity policies to prevent unauthorized access. Additionally, Helios leverages a dedicated Security Operations Center (SOC) that combines Artificial Intelligence (AI) with experienced security professionals to provide continuous endpoint monitoring and threat response.

In 2024, the Company conducted a comprehensive penetration test across all subsidiaries, covering both internal and external environments. These tests simulate real-world cyber attacks using advanced tools and techniques to identify vulnerabilities within Helios' systems. The IT department utilizes the findings to refine security controls, remediate gaps, and strengthen the Company’s overall security posture. The results of the penetration tests are reviewed with executive leadership and the Board of Directors to ensure transparency and alignment on risk management strategies. The methodology used for penetration testing is as follows:

Pre- Engagement	Intelligence Gathering and Recon	Exploitation	Post Exploitation	Reporting

Define goals and objectives	Compile relevant information about target including DNS, public IP and employee usernames	Exploit any potential findings	Inventory any new information gathered	Compile vulnerabilities, exploit vectors and exploits

The Company also extended its cyber-training out to employees who do not normally have access to computer systems through classroom instructor led training.

Corporate Governance Guidelines

The Helios Legal function oversees the Ethics Hotline and Global Code of Ethics, including ethics and discrimination training of all employees, and works with the Human Resources department to launch company-wide initiatives like our charitable giving platform through America’s Charities and the Helios Employee Assistance Fund. Our high ethical standards are the DNA that drive us as we protect the business, think and act globally, and diversify end markets. Our commitment to fundamental ethical principles, including the respect for the dignity of every individual, is reflected in our ethical policies and compliance measures. In such a rapidly changing world, we leverage and lean on our collective guiding principles and codes to provide clear guidelines towards ethical practices and decisions.

Internally, our values guide us to ensure our ESG responsibilities are not managed in silos but connected holistically across every function of our organization. Externally, investor and customer-centric engagement, as well as frameworks such as the United Nations Sustainable Development Goals (UN SDGs) and the Sustainability Accounting Standards Board (SASB), assist us in identifying ESG impacts that could potentially affect our business and provide insight to the environmental and social topics influencing the industries we serve. The key characteristics of our augmented strategy – a scalable, relevant plan that guides us to make progress in a meaningful and achievable manner – is also reflective of how we embed ESG across our operations, including:

•
Employing our Shared Values to hold ourselves accountable;

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Governance of the Company

•
Establishing Board-level ESG oversight and ethical policies;
•
Managing non-financial and ESG topics to support our long-term business strategy;
•
Recognizing and acting upon our own environmental impacts and how a changing climate could impact our business, the markets we serve and the products we design;
•
Attracting and developing a global, diverse team of innovators and providing safe, efficient manufacturing facilities; and
•
Supporting our employees and the communities in which we operate.

Just like the components we create that help make the world better, our comprehensive approach to ESG makes us better. We invite you to read about our progress in this proxy and follow our journey at: https://heliostechnologies.com/esg.

Code of Ethics

Helios conducts business with the highest degree of ethics, integrity, and compliance with laws worldwide and our Code of Business Conduct and Ethics ("Code") reflect this commitment. Our Code includes policies to protect our company’s reputation, one of our most valuable assets. Maintaining our reputation is critical to retaining our talented employees, loyal channel partners and supportive shareholders. This Code also exists in conjunction with both the Corporate Responsibility Policy and the Helios Code of Conduct for Suppliers and Third-Party Vendors.

Annually, our colleagues acknowledge receipt and understanding of this Code, and attend required ethics training courses in connection with the Code. The Company tracks compliance internally and provides training on this as well as learning and development courses including such topics as: Workplace Harassment; Non-Retaliation for Reporting; Information Security; Conflicts of Interest; Fair Dealing; Confidential Information & Intellectual Property; Data Privacy; Creating a Respectful Workplace; Corporate Assets; Environmental; Health & Safety; Fair Employment Practices; Maintaining Books & Records; Anti-Bribery & Anti-Corruption; International Trade Controls; Antiboycott Laws; Antitrust & Fair Competition Laws; Compliance with Laws; Rules & Regulations; Communications & Public Affairs; and Contracts Compliance Policy.

We provide an anonymous third-party incident management program, Navex, for all employees to report concerns and suspected violations of the Code. Navex is available to all employees via the internet or through a telephone hotline. The third-party employees who answer the reporting hotline are trained to listen carefully, ask questions and document the situation accurately and anonymously. There is never any retaliation for making a report in good faith. Navex can be accessed 24 hours a day, seven days a week via the following web address: www.heliostechnologies.ethicspoint.com.

Political Contributions

Consistent with the policies set forth in our Code, Helios does not use any corporate funds for the purposes of political advocacy. We recognize that using corporate funds for political advocacy is restricted in many territories. We define this as making donations or payments for lobbying or campaign contributions. In 2024, Helios did not use any corporate funds to engage in political advocacy with any individual, group, or political entity.

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Governance of the Company

Corporate Responsibility Policy

A large part of our success is reflective of the positive impact we make on the world around us. Our Corporate Responsibility Policy represents a vision for how we can continue to improve our Company, including its financial performance, by incorporating environmental sustainability and social responsibility both in our daily operations and long-term goals. Key components of the policy include:

Sustainability and the Environment

Our Corporate Responsibility Policy contains six areas in which we believe we can make significant strides in enhancing our processes to become a more efficient and sustainable Company: Emissions and Waste Reduction;
Conflict Minerals; Carbon and Climate; Product Innovation; Recycling; and Environmental Accountability.

+

Social Responsibility

We believe that responsible business practices require mutual respect, a strong ethical code, and an investment into improving the lives of those within our community. In addition to upholding the values set forth in our
Code of Business Conduct and Ethics, we continue to enhance seven areas in which we strive to promote a responsible corporate culture: Human Rights; Inclusion; Employee Engagement;
Talent Development; Community Investment; Employee Safety, Health and Wellness; Product Safety,
Quality, and Brand.

We recognize that the mission to build a better world for people, our planet, and our organization, begins with each one of us. Therefore, all of our employees, no matter their role or area of responsibility, are expected to read and comply with the Corporate Responsibility Policy.

Insider Trading Policy

The Board of Directors has adopted a Confidentiality and Insider Trading Policy (the “Insider Trading Policy”) and related procedures that govern the purchase, sale, and other dispositions of the Company’s securities by directors, officers and employees of the Company and its subsidiaries. In addition, the Company also follows processes for the repurchase of its securities. We believe that our Insider Trading Policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. Our Insider Trading Policy also prohibits our directors, officers and employees and their designees from entering into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of the Company’s securities.

Clawback Policy

During 2023, we adopted an enhanced Clawback Policy to comply with new rules promulgated by the NYSE and the SEC (the “Clawback Policy”). The Clawback Policy generally applies to current and former executive officers, and provides for the recovery of any incentive-based compensation received during a three-year recovery period if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The incentive-based compensation recoverable under the Clawback Policy generally includes any amount of incentive-based compensation received that exceeds the amount that would have been received had it been determined based on the restated amounts (without regard to any taxes paid). The Clawback Policy does not condition clawback on the fault of the executive officer, but the required clawback under the Clawback Policy is subject to certain limited exceptions in accordance with the SEC and NYSE rules.

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Governance of the Company

Human Rights Policy

Helios strives to operate with the highest ethical standards including upholding human rights. We believe all people should be treated with dignity and respect. We maintain a Human Rights Policy in addition to our Code of Business Conduct and Ethics, as well as our Code of Conduct for Suppliers and Third-Party Vendors.

Guided by the United Nations Sustainable Development Goals, the policies cover specific subjects to ensure human rights are protected across our value chain and that we are creating a fair and ethical workplace, including: Fair Treatment; Diversity and Equal Opportunity; Stakeholders and Society; Fair Labor and Compensation Standards; Safe Work Environment; Natural Resources; and Reporting of Violations.

Conflict Minerals Policy

As a corporation with a global supply chain, we recognize we have a responsibility to improve our own business operations by identifying and mitigating, where practicable, any processes that may harm the planet or the people that live on it. Our Conflict Minerals Policy operates in conjunction with our Code of Conduct and Supplier Code. The policy also aligns with the goals set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Helios strives to go beyond its obligations under Section 1502 of the Dodd-Frank Act and is working to improve our ability to trace and investigate any potential conflict mineral issues. Our goal is supply chain transparency and the promotion of high ethical standards among our suppliers. To do so, we have established a management system for compliance with conflict minerals regulations and a cross- functional team to implement the conflict minerals compliance strategy, consisting of members from supply chain, finance, legal & compliance, and operations, overseen by the General Counsel & Secretary.

To further strengthen our governance, we have partnered with a leading third-party provider of compliance management processes, tools, and expertise to augment our conflict minerals compliance processes and management system. Our reporting process with our provider ensures comprehensive coverage and brings subject matter expertise to complement our internal knowledge and experience.

Code of Conduct for Suppliers and Third-Party Vendors

Helios’ reputation is based on not just our own conduct, but the conduct of those with whom we do business. This is most evident in the longevity of the relationships we have with many of our suppliers. We value our reputation for conducting business with integrity and respect. Our Code of Conduct for Suppliers and Third-Party Vendors (“Supplier Code”) provides a foundation for Helios and its suppliers to build and maintain a strong business relationship based on trust, respect, integrity, and fairness.

Under the Helios Human Rights Policy, and Helios Policy Against Human Trafficking and Slavery for suppliers, we require suppliers, business partners, contractors, and other third parties (collectively, “Suppliers”) to share our same commitment to ethical business practices as outlined in the Supplier Code including: Ethical Compliance; Integrity and Transparency; Compliance with the Law including the United Kingdom Modern Slavery Act of 2015, California Transparency in Supply Chains Act of 2010 and operational standards of the International Convention for the Safety of Life at Sea (SOLAS) and Countering America’s Adversaries Through Sanctions Act (CAATSA); Fair Labor Standards and Human Rights; Protection of Information, Assets and Interests; and Health, Safety, Environment, and Quality. We expect our Suppliers to adopt these standards throughout their supply chains by adopting efficient management policies, procedures, and training to uphold the standards set forth in the Supplier Code.

Social Standards for Suppliers

All suppliers must treat their employees and those they conduct business with fairly and equally. As a Company, we require that all working hours are reasonable and fairly compensated in accordance with applicable laws and regulations. Suppliers shall ensure that all employees are paid living wages and operate in humane work conditions. Suppliers must also ensure that all labor is voluntary and that all employment contracts are freely entered into. We prohibit any usage of forced or child labor. Suppliers shall not engage in any action that utilizes forced or child labor in any aspect of their supply chain.

Helios is committed to ensuring a safe work environment for all affiliates, subsidiaries, employees, vendors, and suppliers. Suppliers must comply with all applicable laws and regulations, including internal guidelines, to ensure that all employees are appropriately qualified and equipped to work safely.

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Helios Policy Against Human Trafficking and Slavery for Suppliers

For Helios to maintain a working relationship with any third parties, regardless of the country or type of cultural environment in which our vendors or associates operate, they must ensure that our commitment against any type of slavery or inhumane treatment is embedded in how they conduct business and how they hire, treat and maintain their own workers. Helios requires suppliers to verify that their product supply chain standards do not utilize human trafficking or slavery. We train our internal procurement personnel to identify and report any behaviors inconsistent with our policy. Helios reserves the right in its contracts to audit suppliers to ensure that standards related to human trafficking and slavery are upheld. Suppliers must be able to demonstrate compliance at the request and satisfaction of Helios. Our mission is reflective of the elements of our success: creating global teams who work together to support our purpose. This includes embracing safety, training and shared values, developing and engaging global talent, and promoting a learning organization.

Safety

Safety in the workplace is integral to our purpose, products and management system. The Company fosters a culture of safety through proactive awareness and prevention principles exercised within our safety management system. We are dedicated to ensuring the safety of our team members. Each entity upholds environmental, health, and safety policies aimed at fostering the operation of our business in a manner that safeguards the well-being of the public and our workforce. Many of our businesses feature onsite medical clinics, massage therapy, and occupational health treatment to mitigate industry musculoskeletal injuries. We provide a range of health and welfare programs to encourage employee fitness, wellness, and preventive healthcare. Additionally, our workforce has access to a confidential employee assistance program that offers professional counseling services to team members and their families.

We are a company of innovators who work in a safety-first culture. We are also focused on designing machines and components that improve the end user’s experience and safety.

Across companies, standardized guidelines and methods are used to reduce risks and drive continuous improvement. Near miss reporting is a leading indicator to identify and mitigate risk factors in the work environment. Safety best practices are incorporated into team member communication to raise awareness and educate. Safety audits are performed to identify opportunities for further improvement.

Our safety culture and system has allowed us to maintain our safety record even through growth and strategic acquisitions. This includes re-engineering workflow and adding dedicated safety staff. Additionally, we are continually establishing improvement efforts across all businesses to establish innovative solutions for the health and safety of our employees. We have further developed a safety timeline for success to assess, implement, refine and optimize safety across our business.

SAFETY TIMELINE FOR SUCCESS

Assessment Phase 2023 - 2024	Implementation Phase 2024 - 2025	Refinement Phase 2024 - 2025	Optimization Phase 2026 - Beyond

Safety focus areas: • Safety Systems/Programs • Employee Injuries /Ergonomics • Safety Awareness/Training • Facility and Personnel Regulatory Compliance • Employee Safety Committee

Improvement/Implementation:

• Build Foundational Safety Systems Framework

• Establish Senior Safety Committee

• Perform Job Task Safety Risk Assessments

• Implement Safety Procedures

• Enhance Safety Awareness

		Continuous Improvement: • Root Cause Analysis & Corrective Action Process • Re-engineer Workflow and Workstation design for ergonomic safety • Perform Area Safety Audits and Formulate Solutions	Optimization through Innovative Safety Improvement: • Certification in ISO 45001 • Culture of Continuous Safety • Establish Best in Class TCIR • Strive to achieve Zero OSHA recordable injuries

Training and Development

In alignment with our strategy, it is critical we continue to cultivate, accelerate, and elevate our talent across the organization. Being a learning organization includes cultivating our culture of safety, innovative thinking, and developing professional acuity. It is the foundation of why our global teams can work together, safely and collaboratively, to support our purpose and is an integral part of our Corporate Responsibility Policy. We consider our employees as essential contributors to our success. Our primary emphasis is on acquiring and keeping talented

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Governance of the Company

individuals, fostering their growth through initiatives that not only improve technical expertise but also bolster leadership, communication, and collaboration skills. These efforts contribute to cultivating a high-performance, team-oriented culture at Helios. We are dedicated to building a workforce that is committed to our shared values, creating an inclusive and inviting environment for our colleagues and their ideas.

Our workforce policies and programs not only improve the quality of life of our team members, but also attract talented people who want to contribute to our continued success. The majority of our subsidiaries have well-developed intern programs. Through strong partnerships with local universities and technical schools, we continually enhance our internship programs, and our community involvement. This allows us to increasingly attract and retain the skilled talent we need to reach our goals. Our employees align themselves with our shared values and Code of Business Conduct and Ethics. Helios is steadfast in its dedication to maintaining a workplace free from discrimination and harassment. Our leadership and employees are unwavering in their commitment to “doing the right thing by living with integrity,” which extends to caring for communities worldwide and the individuals we employ.

We shape our people strategy by prioritizing employee engagement to foster talent growth, enhance the overall employee experience, and leverage technology for the attraction, retention, and development of the future workforce. Our commitment to talent development is evident through various programs implemented across our business through training programs designed to foster a shared framework and common language for collaboration across our global teams.

2024 Worldwide Survey

Last year, we conducted our first Helios worldwide internal employee survey to gather insights from our global teams about engagement and organizational culture. In June, nearly 1,000 employees participated in our engagement survey, representing approximately 38% of our global workforce. The survey results have been shared and analyzed at both the corporate and segment levels. Local teams have been leveraging this data to focus on initiatives specific to their areas, ensuring meaningful and actionable improvements. Below are the high-level management focus areas based on feedback received and the actions we have been and will be taking.

Enhancing Leadership Communication and Trust:

With the Company's enhanced commitment to transparent and timely communications, our CEO is continually updating all employees on the Company's progress regarding key long-term strategic initiatives. In addition, a "Foundations for Growth Tour" was created, aimed at providing opportunities to get one-on-one honest feedback with questions like "What do you hope will change and what should not change?", "What are the greatest opportunities we have not yet capitalized on?" and "What are people not telling me that I need to know?" as our CEO travels from site to site or holds virtual sessions.

Strengthening Customer Focus:

A key activity coming out of our Long Range Planning sessions was the push for a more defined Go-To Market strategy across each of our segments. This is a catalyst for understanding how to gain new market share in diversified markets and better align new product development for current and future market demands. We are being purposeful in getting back to what made our core businesses great and investing in areas that were left unattended over the last several years. We are investing in key capital expenditure and operating expenditure projects, as well as key roles that were not backfilled. These actions will allow us to return to being a customer-centric organization while strengthening trust in Helios and our brands of products.

Investing in Career Growth:

We continue to make progress on our Job Architecture Project, which is creating the framework for our career paths across the Helios enterprise. One of the goals of this project is to provide visible and transparent career progression within our business. We will leverage our tools within Helios Talent Central, like artificial intelligence pushed training and role specific development plans, to help those wanting to grow in their careers. We have retooled our talent development programs and kicked off our inaugural HLA program. Over the course of six transformative months, our participants will engage in a dynamic blend of in-person and online training experiences designed to hone their leadership skills, foster cross-cultural collaboration, and help drive the growth and development of their teams.

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Governance of the Company

Improving our Values Alignment:

We recently revamped and are reinforcing our commitment to the Helios Shared Values (HSV). These shared values of Honesty, Excellence, Learning, Innovation, Ownership, and Solutions will serve as a unifying framework across all of our subsidiaries, all aligning to their already strong values and culture.

Community

Helios is committed to making meaningful contributions to the local communities in which we operate. We have a responsibility to take care of and serve the communities that allow us to succeed. With unique subsidiaries around the world, we tailor our charitable and community efforts to address the specific needs of the communities in which we operate. Our subsidiaries social efforts are mostly driven by entity leadership and Human Resources teams. Helios also encourages employees to bring forward ideas for social and charitable effort for leadership review.

Helios Engage — a platform for employee global giving and volunteering

In 2021, Helios launched a global workplace philanthropy initiative in partnership with America’s Charities called Helios Engage. Helios Engage enables employees to make charitable contributions on a secure platform where their contributions are eligible for a 100% corporate match. Our Helios Engage platform is accessed through a website where employees can make donations by credit card or payroll deductions. Employees can also upload proof of offline donations and Helios will approve a corporate match. Charitable organizations in America’s Charities platform include tens of thousands of nonprofit addressing causes including education, human rights, hunger, poverty, research, animal welfare, veteran assistance, disaster relief, and health services. Helios Engage will not only allow Helios to provide its employees with a platform to support a wide variety of charitable organizations but will also offer opportunities to volunteer and give back to the communities in which we live and work. Since the program's inception, our employees around the globe have donated to over 100 charities through one-time donations or recurring payroll reductions.

Helios Engage also includes a dollar-for-dollar matching gift program and Employee Assistance Fund (EAF) where employees around the globe can receive financial assistance in times of hardship. Helios employees can donate to the EAF to directly support their colleagues in need. This partnership allows the Company to maximize its positive social impact through global charitable giving efforts and to give back to our communities through volunteerism. In 2024, as an organization, Helios donated over $122,000 into its Employee Assistance Fund. These contributions supported our employees dealing with the impacts of Hurricanes Helene and Milton, as well as for future challenges our colleagues face around the globe.

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Governance of the Company

Shareholder Engagement in 2024

Our Investor Relations program is designed to address questions and concerns from shareholders, provide a viewpoint from the Company’s perspective, and where appropriate, incorporate feedback into best practices. A variety of in-person as well as virtual meetings are conducted throughout the year. In 2024, we engaged with shareholders that represented a majority of our shares outstanding. Below is a sample of events that the Company participated in:

In 2024, the Company continued its ESG related engagement program with its top shareholders.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 28, 2024, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes- Oxley Act as of December 28, 2024. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Grant Thornton its independence. The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, for filing with the SEC.

AUDIT COMMITTEE

Douglas Britt (Chair)

Laura Dempsey Brown

Diana Sacchi

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2024, except as described below, the Company had no reportable relationships or transactions with any of the directors or executive officers, or their affiliates. Under the Company’s Code of Business Conduct and Ethics, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or director is related in any way to a vendor or customer, someone other than that employee or director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or director, or any member of such person’s family, may have a personal interest.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of April 9, 2025, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•
each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•
each of our Named Executive Officers;
•
each Director; and
•
all executive officers and Directors as a group.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

5% Beneficial Owner

Wasatch Advisors, LP (3)	3,545,604	10.6%
505 Wakara Way
Salt Lake City, UT 84108

The Vanguard Group (4)	3,328,127	10.0%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock Inc (5)	2,443,507	7.3%
50 Hudson Yards
New York, NY 10001

Conestoga Capital Advisors, LLC (6)	2,140,634	6.4%
550 E. Swedesford Rd., Suite 120
Wayne, PA 19087

Thrivent Financial For Lutherans (7)	1,820,140	5.5%
901 Marquette Ave, Ste 2500
Minneapolis, MN 55402

Directors and Officers

Josef Matosevic	83,333	*

Philippe Lemaitre	72,029	*

Doug Britt	25,338	*

Alexander Schuetz	15,387	*

Matteo Arduini	15,238	*

Laura Dempsey Brown	14,305	*

Cary Chenanda	13,091	*

Sean Bagan	8,676	*

Marc Greenberg	7,276	*

Diana Sacchi	6,629	*

Lee Wichlacz	2,301	*

All Directors and Executive Officers as a Group (10 persons) (8)	180,270	0.6%

*	Less than 1%.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

(1)
Unless otherwise indicated, the address of each of the persons listed is 7456 16th Street East, Sarasota, Florida 34243.
(2)
This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. As of the date of this proxy statement, none of the executive officers and directors have any outstanding margin obligations under any such accounts. Amounts include RSUs that vest within 60 days of the record date.
(3)
According to Schedule F, filed February 13, 2025, Wasatch Advisors, LP. has sole voting and dispositive power with respect to 2,568,237 shares. Amendment No. 7 to Schedule 13G, filed February 9, 2024, by Wasatch Advisors, LP., Wasatch Advisors, LP. had sole voting and dispositive power with respect to 3,835,129 shares.
(4)
According to Amendment No. 10 to Schedule 13G, filed January 8, 2025, by The Vanguard Group, The Vanguard Group has shared voting power with respect to 49,318 shares, sole dispositive power with respect to 3,241,177 shares and shared dispositive power with respect to 86,950 shares.
(5)
According to Schedule F, filed February 7, 2025, BlackRock, Inc. has sole voting and dispositive power with respect to 2,443,507 shares. According to Amendment No. 4 to Schedule 13G, filed January 26, 2024, by BlackRock, Inc., BlackRock, Inc. had sole voting power with respect to 2,357,899 shares and sole dispositive power with respect to 2,398,060 shares.
(6)
According to Amendment No. 4 to Schedule 13G, filed January 9, 2025, by Conestoga Capital Advisors, LLC, Conestoga Capital Advisors, LLC has sole voting power with respect to 1,986,528 shares and sole dispositive power with respect to 2,140,634 shares.
(7)
According to Schedule 13G, filed November 14, 2024, by Thrivent Financial For Lutherans , Thrivent Financial For Lutherans has sole voting power with respect to 13,354 shares, shared voting power with respect to 1,806,786 shares, sole dispositive power with respect to 13,354 shares and shared dispositive power with respect to 1,806,786 shares.
(8)
The group total excludes the share ownership of Mr. Matosevic who was terminated for cause on July 29, 2024.

36 | 2025 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) describes our general executive compensation approach, and specifically describes the compensation for our Named Executive Officers (“NEOs”) in 2024. During 2024, Sean Bagan was appointed interim President and Chief Executive Officer and, on January 6, 2025 was appointed President and Chief Executive Officer. He continues to serve as Chief Financial Officer while the Company conducts a search process to identify a permanent Chief Financial Officer. Our 2024 NEOs and their titles are as follows:

Named Executive Officer	Position
Sean Bagan	President and Chief Executive Officer (“CEO”) and Chief Financial Officer ("CFO")
Marc Greenberg	General Counsel & Secretary
Matteo Arduini	President of Hydraulics, EMEA
Lee Wichlacz (1)	Former President of Electronics
Josef Matosevic (2)	Former President and CEO

(1)
Mr. Wichlacz was separated from the Company on March 31, 2025.
(2)
Mr. Matosevic was terminated for cause from the Company on July 29, 2024.

Executive Summary

We align our internal key performance indicators with our strategy to ensure our short-term actions will deliver long-term expectations.

To support the execution of our strategy, our financial strategy is oriented around delivering industry leading operating margins, a strong balance sheet and sufficient financial flexibility to support organic and acquisitive growth while continuing to sustain our longstanding history of over twenty-seven consecutive years of dividend payments.

Our culture of innovation is at the core of our business. We have approximately 230 engineers in support of product innovation, as well as technical support and customer service. We believe our product innovation will aid organic growth and fill the expected demand resulting from the megatrends of automation, digitalization, regionalization and supply chain security, productivity and technology advancements. All growth initiatives are intended to preserve Helios’ history of superior profitability and financial strength.

We continue to explore acquisition opportunities as a way to accelerate growth in line with our history of acquiring companies with niche technologies, as well strong profitability. Our acquisition strategy includes bolt-on flywheel acquisitions and transformational acquisitions. In addition to looking for strong management teams and good cultural fits, the objective of our acquisition strategy is to enhance Helios by:

•
Growing our current product portfolio or adding new technologies and capabilities that complement our current offerings;
•
Expanding geographic presence;
•
Bringing new customers or markets;
•
Meeting growth and profitability goals; and
•
Leveraging operational synergies and earnings accretion.

2024 Performance Results and Pay Outcomes

We continue to build a strong foundation for sustainable success and drive solid margins and earnings for our shareholders. 2024 saw record cash flow as the Company generated $122 million of cash from operations, a 46% increase from 2023. Our focus on creating long-term shareholder value remains a top priority. We will continue to build on our financial strength with strong free cash flow generation. In addition, our balance sheet remains very flexible, enabling us to be opportunistic on flywheel acquisitions.

As a result of our 2024 performance, our short-term incentive (“STI”) program paid between 23% and 79% of the target percentage to our NEOs based on achievement of certain metrics as detailed below.

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Executive Compensation

As a result of our performance from 2022 through 2024, performance-based restricted stock units granted to our Named Executive Officers pursuant to our 2022 long-term incentive (“LTI”) program were earned at the Hydraulics Segment at 31% of target. There was no earnout at the corporate or Electronics Segment. Our LTI program, which includes performance-based incentive metrics, is aligned with our revised long term financial targets. The 2024 LTI performance-based awards will be measured over a three-year period (2024-2026) and are tied to the financial metrics set for Helios and the segments as described below.

Management Transition

Departure of President & Chief Executive Officer

Josef Matosevic was placed on paid leave on July 1, 2024 as a result of allegations of a potential violation of the Company’s Code of Business Conduct and Ethics. After an independent investigation was conducted by an outside law firm, he was terminated for cause as President, Chief Executive Officer and Director on July 29, 2024. As a result there was no severance, bonus or equity paid. The Company appointed Sean Bagan, Chief Financial Officer, to additionally serve as Interim President and Chief Executive Officer from July 8, 2024 until a new CEO was appointed ("Transition Period"). The Company appointed Philippe Lemaitre to the newly established position of Executive Chairman during the Transition Period. Mr. Bagan and Mr. Lemaitre's interim roles ceased on January 6, 2025 when Mr. Bagan was promoted to the role of President and Chief Executive Officer and Chief Financial Officer and was nominated to the Board of Directors for election at the June 2025 Annual Meeting. Mr. Bagan continues to serve as Chief Financial Officer while the Company conducts a search process to identify a permanent Chief Financial Officer.

Departure of President of Electronics

Lee Wichlacz was separated from the Company effective March 31, 2025. Pursuant to the Severance Agreement in place with Mr. Wichlacz, he is entitled to receive continuation of his annual base salary for twelve months, a payment equal to the value of his 2025 STI compensation target, and continuing health and welfare benefits, at Company expense, for the executive and his or her family for a period of twelve months. Mr. Wichlacz signed a general release with the Company which requires compliance with the restrictive covenants set forth in the release with the Company for a period of twelve months following his termination.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to attract, retain and motivate highly qualified leadership personnel. Our compensation philosophy is to provide executives with a competitive total compensation package that motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation strictly on a series of specific financial metrics, we encourage initiative, teamwork and innovation, and each executive’s strength to use his or her abilities and particular area of responsibility to strengthen our overall performance. We set total compensation at a level we believe to be fair, based on an objective review as well as a subjective analysis of each individual executive’s experience and past and potential contributions to the Company. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals has always been part of his or her performance evaluation.

Policies and Practices Related to the Grant of Certain Equity Awards

Our Compensation Committee approves equity awards granted to our named executive officers on or before the grant date. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. In 2024, we did not award any stock options to our named executive officers during any period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Shareholder Engagement - Say on Pay Results

Shareholders are provided the opportunity to cast an advisory "say-on-pay" vote on the Company's named executive officer compensation. Our relationship with shareowners is a significant part of our Company’s success. Management understands, appreciates, and welcomes the opportunities to listen to its shareholders, engage in discussions, and participate in year-round conferences. The Compensation Committee values the views of our shareholders and feedback from the say on pay results. In 2024, approximately 63% of votes cast supported the say on pay advisory proposal. The Company subsequently reached out to its top 30 holders representing approximately 85% of its shares outstanding and

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Executive Compensation

engaged in conversations regarding say on pay with institutional investors representing approximately 55% of its combined votes and clarified its position and addressed any concerns.

Our shareholder engagement process in response to say on pay revolved directly around compensation and included our Vice President of Investor Relations and Corporate Communication, our General Counsel & Secretary, as well as 50% of our Board, for various conversations, including our Compensation Committee Chair, ESG Chair and Chair of the Board. The process, which consisted of five distinct steps, outlined below, included discussions with our top institutional investors, collectively holding 55% of our Company stock, allowed the Company to ask questions about elements of its pay program, provided our investors the opportunities to advise with respect to what changes they would like to see, as well as provided for open and honest feedback related to compensation, with a Board member present to provide credibility and assurance that investor feedback was important to the Company. The Compensation Committee was advised of the engagement, considered the results of the shareholder vote in finalizing 2025 compensation and will continue to consider shareholder feedback and the results of the say-on-pay vote when finalizing compensation.

Contacted	Engaged	Individual Director Participation

		• Board Chair • Compensation Committee Chair • ESG Committee Chair
85%	55%

Process	Steps Taken
Understand what is being asked

Once the proxy season began and the Company's say on pay vote began to come in, the Company reviewed reports from proxy advisors and initiated calls with top investors, collectively holding approximately 85% of the Company stock. With this first step, the Company was able to solicit open and honest feedback regarding its compensation program.

Determine what to change

Following the calls with top institutional investors, the Company was able to gather all feedback and segregate them into buckets. These buckets were then discussed with the Compensation Committee and ultimately the Board of Directors in the second half of 2024.

Decide on when to change

Once the Company and its Board had a firm grasp on the key themes and views from its top institutional investors, changes were discussed and, depending on the timeline, initiated immediately. In the case of certain changes, like the Company's STI and LTI program, an outside firm, Mercer, was engaged for guidance, with changes to begin in 2025.

Re-Engage with shareholders

In the first quarter of 2025, the Company was able to circle back with its top institutional holders and discuss the proposed changes and solicit feedback on anything new to be discussed. At various times, the Board Chair, Compensation Committee Chair, or ESG Committee Chair was part of the conversation.

Incorporate Changes	As will be shown below, the Company has outlined key 2024 responsive actions from its discussions with shareholders.

2025 Proxy Statement | 39

Executive Compensation

What We Heard	Actions Taken
Request for more disclosure on retrospective metrics used for executive compensation	We have incorporated an increased level of detail in the executive compensation section below to provide more transparency.
Additional information on how Executive Compensation is determined	Our Compensation Committee engaged with an independent compensation consultant to advise on executive compensation matters.
Board Succession Planning

As discussed starting on page 14, the Nominating Committee enhanced its process to update the Board on a quarterly basis and engaged in further discussions to ensure the Company’s needs are being identified throughout the year.

Total Shareholder Return and Return on Invested Capital are not used as performance targets	Working with Mercer, our third party compensation consultant, our Compensation Committee added a a Total Shareholder Return metric to our Long-Term Incentive plan.
Total Compensation

Our NEOs total compensation is designed to pay for performance and is comprised of elements that address both short-term and long-term financial performance, with appropriate caps on maximum amounts payable.

40 | 2025 Proxy Statement

Executive Compensation

Components of Executive Compensation

2024 Compensation Program

The following table describes the principal pay elements of our executive compensation program for 2024, including their purpose, timeframe and performance measures with the intent to tie each executive’s pay more closely with the corporate and segment financial and operational performance objectives over which they have the greatest impact. Short-term and long-term incentive plan metrics are tied to segment level goals rather than business unit goals to more fully align executive pay with performance.

2024 Compensation Elements
Pay Element	Purpose	Timeframe	Key Features
Base Salary	Attract and retain executive talent and compensate for performing day-to-day responsibilities	Annual	Fixed cash compensation reviewed annually based on market data, company performance, and executive’s experience and past and potential contributions to the Company
Short-term incentive (STI)	Reward performance against principal short-term financial drivers only if Company achieves performance targets or objectives	Annual

Metrics are based on corporate or segment performance as applicable:

•    Adjusted EBITDA Margin (40%)

•    Revenue (30%) (40% for segment executives)

•    Adjusted Free Cash Flow Margin (20%)

•    Personal Goals (10% for corporate)

Performance-based restricted stock units (50% of LTI grant)	Motivate executives to achieve multi-year corporate financial objectives consistent with the Company’s long-term strategy	Vest after 3 years based on performance achievement	Metrics are based on corporate or segment performance as applicable: • Adjusted EBITDA Margin (50%) • Adjusted EPS (50%) (Adjusted Operating Income 50% for segment executives)
Time-vested restricted stock units (50% of LTI grant)	Attract and retain executives and motivate support for our long-term strategy	Vest annually pro rata over 3 years	Ultimate value impacted by Company stock price

2025 Proxy Statement | 41

Executive Compensation

Compensation Policies and Practices

The Company employs the following best pay practices that reflect the Company’s compensation philosophy:

What we do	What we don’t do
✓ Link executive pay to company performance through our annual and LTI awards	× No single-trigger change-in-control provisions for LTI awards
✓ Balance between STI vs. LTI awards, cash vs. equity, and fixed vs. variable pay	× No hedging or pledging by executives or directors of equity holdings
✓ Compare executive compensation and Company performance to relevant peer group companies	× No repricing of underwater stock options
✓ Require executives and members of the Board to meet minimum stock ownership requirements	× No tax gross-ups
✓ Maintain a compensation clawback policy to recapture certain incentive-based pay	× No aspect of our pay policies or practices pose material adverse risk to the Company
✓ Provide only limited perquisites

Our compensation program is overseen by the Compensation Committee, comprised of independent directors, which operates under a charter that was approved by the Board on November 1, 2021, after the Company moved to the New York Stock Exchange. The Compensation Committee reviews the compensation of each individual executive officer annually. The Compensation Committee also makes equity awards under compensation plans approved by the Board and, where required, by the shareholders, to the Chief Executive Officer and to other key management employees on the recommendation of the Chief Executive Officer.

Compensation Program & Peer Group Reviews

While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for our compensation programs. Individual opportunities vary based on length of time with the Company, individual performance and level of leadership responsibility within the Company, and other factors. The Company’s compensation program generally seeks to align executive pay with the executive and Company performance and business objectives in order to retain key talent and reward high-performing executives to maintain a strong management team. The Compensation Committee engages independent compensation consultant, Mercer, to review our compensation philosophy and the competitiveness of the NEOs compensation levels.

To assist the Compensation Committee in reviewing and setting executive compensation for 2024, the Compensation Committee engaged Mercer to review the executive compensation program in place for Company NEOs. Mercer's executive compensation review included a full competitive assessment of each executive's compensation elements including: base salary, STI, target total cash compensation, LTI and target total direct compensation. To conduct the review, Mercer examined an array of market data sources including total compensation data from peer group published proxy statements, as well as published compensation survey data from multiple sources. Data from these sources was then individually matched to each NEO based on title, job, functional responsibility and revenue scope where possible. Mercer then proposed a 2024 Peer Group which would remove five companies from the list.

The Compensation Committee reviewed information on Revenues, Income, and executive compensation for other United States public manufacturing companies and selected businesses of similar size and scope. The Compensation Committee also considered information on compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate to help ensure we maintain competitiveness in the markets in which our executive officers reside.

42 | 2025 Proxy Statement

Executive Compensation

2024 Peer Group Companies
Albany International Corp.	NV5 Global, Inc.
Badger Meter, Inc.	Protolabs, Inc.
Barnes Group, Inc.	RBC Bearings Incorporated
Chart Industries, Inc.	Tennant Company
CIRCOR International, Inc.	The Gorman-Rupp Company
Dorman Products, Inc.	Trimas Corp.
Douglas Dynamics, Inc.	Watts Water Technologies, Inc.
Enpro Industries, Inc.
ESCO Technologies Inc.
Franklin Electric Co., Inc.
Kadant, Inc.
Lindsay Corp.
Mueller Water Products, Inc.

The 2024 peer group includes primarily companies in the industrial machinery industry similar in size to the Company based on revenue and market capitalization, and with which the Company competes for talent. At the time 2024 compensation levels were set, the Company’s percentile rank for revenue and market capitalization compared to the 2024 peer group were as follows:

2024 Peer Group

Percentile Rank	Revenue (in millions) [1]	Market Capitalization (in millions) [1]

25th Percentile	$755	$1,125

Median	$985	$2,182

75th Percentile	$1,430	$3,736

Helios Technologies [2]	$925	$2,026

Helios Technologies Percentile Rank	48%	45%

(1)
For trailing 12-month period as of May 8, 2023, based on S&P Capital IQ database.
(2)
Mercer Revenue estimate of $925 million includes their expected annualized impact of acquisitions.

2024 Peer Group Deletions
Altra Industrial Motion Corp.
John Bean Technologies, Inc.
Regal Rexnord Corporation
SPX Flow, Inc.
Woodward, Inc.

2025 Proxy Statement | 43

Executive Compensation

Executive pay includes a mix of fixed compensation (base salary and benefits) and variable pay (annual and long-term incentives) that is based on meeting a combination of short and long-term goals. A significant portion of executive pay is “at risk” or based on meeting performance goals to align executive pay with the long-term goals of the Company. The following charts illustrate the target total direct compensation mix for the CEO and the average for the other NEOs as a group for the 2024 year.

Company CEO Target Total Compensation Mix	Company Average All Other NEOs Target Total Compensation Mix

The Compensation Committee determines executive compensation with the following elements: base salary, STI, LTI, and benefits. For 2024, the Compensation Committee of the Board confirmed the weightings of the pay elements which align directly with Company performance by affirming the allocation of long-term compensation for the NEOs at 50% time-based restricted stock units and 50% performance-based restricted stock units.

Base Salary

Our approach to compensating executive officers is to pay salaries generally competitive with salaries paid to executives of other manufacturing companies, particularly in our geographic areas. In addition, the Compensation Committee believes that the Company's overall financial performance should influence the general level of salary increases and reviews salaries annually. Any base salary increases are ultimately determined and approved by the Compensation Committee. Based on the foregoing factors, salary for 2024 for the NEOs, are set forth in the following table:

Named Executive Officer	2023 Annual Salary Rate	2024 Annual Salary Rate

Sean Bagan	$440,000	$440,000

Marc Greenberg	$330,000	$400,000

Matteo Arduini (1)	$350,000	$378,847
Lee Wichlacz (2)	$265,000	$300,000
Josef Matosevic (3)	$950,000	$975,000

(1)
Mr. Arduini’s salary was paid in Euros based on an average conversion rate during the year. For purposes of this disclosure and to exchange rate, all cash amounts for Mr. Arduini have been converted to U.S. dollars at an average exchange rate of €1 to $1.08242 for 2024.
(2)
Mr. Wichlacz was separated from the Company on March 31, 2025.
(3)
Mr. Matosevic was terminated for cause from the Company on July 29, 2024. He received no severance, bonus or equity as a result of the separation.

44 | 2025 Proxy Statement

Executive Compensation

Short-Term Incentives

In 2024, our STI program continued to harmonize the bonus structure across corporate and segment functions, and to enhance our pay-for-performance relationship by increasing the program’s alignment with our communicated financial goals and improving the clarity of our plan’s objectives for our employees and shareholders. Cash STI awards for 2024 were based on an objective formula with preset financial targets designed to drive our overall Company and segment financial results. The corporate metrics for 2024 were Adjusted EBITDA (40%), Revenue (30%), Adjusted Free Cash Flow ("FCF") (20%) and Personal Goals (10%) which examined the achievement of specific goals that an employee set at the beginning of each calendar year measured against the progress of that goal. The primary financial performance goals for segment-level executives are Adjusted EBITDA (40%), Revenue (40%) and FCF (20%). The financial measures were selected because they are the principal financial drivers to achieving our objectives under our stated strategy. The STI awards for segment-level NEOs were based on similar metrics as the corporate-wide goals, but with specific goals and results measured at the segment level. For purposes of these awards, Adjusted EBITDA is calculated as earnings before net interest expense, income taxes, depreciation, amortization and certain other charges as a percentage of sales. FCF is calculated as adjusted net cash provided by operating activities less capital expenditures as a percentage of sales. The Compensation Committee determines STI payouts based on an objective formula with target and maximum performance levels, with a maximum STI payout equal to 200% of target. The Compensation Committee sets STI targets for each of the NEOs consistent with the recommendations set forth by the Mercer study. For 2024, the STI targets for each NEO were as follows:

Named Executive Officer	2024 STI Target (as a Percentage of Base Salary)	2024 STI Target (Expressed in Dollars)

Sean Bagan	65%	$286,000

Marc Greenberg	60%	$240,000

Matteo Arduini	60%	$227,308

Lee Wichlacz	60%	$180,000

Josef Matosevic	100%	$975,000

Annual cash incentive awards for the NEOs in 2024 were contingent on the attainment of corporate and segment performance metrics established by management and approved by the Compensation Committee. Metrics and goals were set using the anticipated 2024 budget of the Company to determine target and maximum payments. STI increases were determined by the Compensation Committee after engagement with Mercer to review peer group compensation and survey data to bring compensation closer to the market median.

Corporate Executives. For 2024, the Compensation Committee set annual incentive cash targets for corporate-level NEOs (Josef Matosevic, Sean Bagan and Marc Greenberg) and approved a 79% payout based on achievement against the following performance goals:

	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Adjusted EBITDA Margin (40%)	18.8%	19.2%	21.0%	19.2%	100%
Revenue Growth (30%)	1.0%	5.0%	10.0%	-3.6%	0%
Adjusted Free Cash Flow Margin (20%)	8.5%	10.5%	14.0%	11.8%	143%
Personal Goal (10%)					100%
Overall Payout Percentage				79%

2025 Proxy Statement | 45

Executive Compensation

Segment Executives. For 2024, the Compensation Committee set annual incentive cash targets for segment-level NEOs (Matteo Arduini and Lee Wichlacz) and approved a 23% payout to the Hydraulics segment and 69% payout to the Electronics segment based on achievement against segment performance goals as follows:

Hydraulics Segment (Matteo Arduini)	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Segment Adjusted EBITDA Margin (40%)	24.6%	25.0%	28.0%	23.7%	0%
Revenue Growth (40%)	1.0%	5.0%	10.0%	-5.1%	0%
Adjusted Free Cash Flow Margin (20%)	13.1%	15.1%	18.6%	15.5%	113%
Overall Payout Percentage				23%

Electronics Segment (Lee Wichlacz)	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Segment Adjusted EBITDA Margin (40%)	16.7%	19.2%	21.7%	19.5%	115%
Revenue Growth (40%)	1.0%	5.0%	10.0%	-1.4%	0%
Adjusted Free Cash Flow Margin (20%)	17.8%	19.8%	23.6%	20.2%	113%
Overall Payout Percentage				69%

Award Payouts. After year-end, the Compensation Committee determined the extent to which the goals were satisfied, with partial or full satisfaction warranting partial or full payout of the cash incentive awards. The award opportunity as a percentage of each NEOs base salary, target and maximum award levels and actual award payouts are set forth in the table below. Linear interpolation is used to determine STI payouts for performance between achievement levels.

Named Executive Officer	Target as a % of Base Salary	Target	Maximum	% Payout	Actual Payout

Sean Bagan	65%	100%	200%	79%	$225,940

Marc Greenberg	60%	100%	200%	79%	$189,600

Matteo Arduini (1)	60%	100%	200%	23%	$52,281

Lee Wichlacz	60%	100%	200%	69%	$124,200

Josef Matosevic (2)	100%	100%	200%	-	-

(1)
Cash amounts for Mr. Arduini are paid in Euros, and for 2024 such amounts have been converted into U.S. dollars based on an average conversion rate of €1 to $1.08242 during 2024.
(2)
Award payout was forfeited with departure, as further described below.

Long-Term Incentives

We use equity awards as LTI awards for executive officers and other key managers. In January 2024, the Compensation Committee granted our NEOs performance-based restricted stock units (weighted 50%) and time-based restricted stock units (weighted 50%). Performance-based restricted stock units generally vest in full after three years based on meeting certain performance goals, and time-vested restricted stock units generally vest annually pro rata over three years. The purpose of the LTI awards is to attract, retain, and motivate executives, consistent with the Company’s long-term strategy, and to align the interests of executives with those of shareholders by giving them a personal interest in the value of the Company’s common stock over the long term.

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Executive Compensation

All time-based and performance-based restricted stock units are settled in Company common stock. In setting LTI award levels as a percentage of base salary, the Compensation Committee considered the results of Mercer’s competitive market analysis in an effort to better align executives’ award levels with the median of peer company award levels. For 2024, our NEOs were awarded the following time-based restricted stock units and performance-based restricted stock units:

Named Executive Officer	Target as a % of Base Salary	Number of Time-based Restricted Stock Units Awarded	Number of Performance-based Restricted Stock Units Awarded

Sean Bagan	140%	7,218	7,219

Marc Greenberg	110%	5,156	5,156

Matteo Arduini	110%	4,834	4,834

Lee Wichlacz	80%	2,812	2,813

Josef Matosevic (1)	475%	55,660	55,660

(1)
Mr. Matosevic was terminated for cause from the Company on July 29, 2024. He forfeited these awards as a result of the separation.

Performance-Based Restricted Stock Units. The performance-based restricted stock units generally vest after three years based on performance against threshold, target and maximum goals with respect to certain metrics over a three-year performance period. Payout for each metric may be from 0% to 200% of the performance-based restricted stock units allocated to that metric. For 2024, the measures for corporate executives were Adjusted EBITDA Margin (50%) and Adjusted EPS (50%). Adjusted EBITDA Margin and Adjusted EPS are driven by Revenue Growth, partially offset by items such as freight, seasonality, foreign currency exchange, one-time operational items, and the impact of acquisitions. Helios believes Adjusted EBITDA Margin and Adjusted EPS, which are non-GAAP measures, are good measures of the Company’s operating performance. For Matteo Arduini and Lee Wichlacz, who are employed by a segment, LTI measures are tied to Adjusted EBITDA Margin and Adjusted Operating Income. For purposes of these awards, Adjusted EBITDA Margin is calculated in substantially the same manner as under the STI program (as described above). Adjusted EPS is calculated as net income adjusted for amortization and certain other charges divided by diluted weighted average common shares outstanding.

Time-Based Restricted Stock Units. The time-based restricted stock unit generally vest annually pro rata over three years. The Committee determined this form of long- term compensation, tied to value creation for the Company, aligns the interests of officers with those of shareholders. The objectives of the time-based restricted stock unit awards are to reward officers for long-term service, encourage retention, and promote equity ownership in the Company.

2025 Compensation Program Update

To align pay with performance and to offer market-based compensation to attract and retain top talent, the Compensation Committee engaged Mercer to perform a comprehensive review of our compensation program in 2024. The result of the review were recommendations for changes to our 2025 compensation plans intended to more closely tie each executive's pay with the Company’s financial and operational results relative to performance objectives, while also targeting to incentive driving improved shareholder returns. The Compensation Committee modified the metrics and weightings in the short-term and long-term incentive plans, including a Total Shareholder Return metric to align Company goals with shareholder interest. To align, balance, and simplify, a new STI distribution of weighting across the metrics was implemented such that Revenue Growth, Adjusted EBITDA and Adjusted Free Cash Flow will equally be weighted at 30% each. A Personal Goal metric of 10% will be in effect for all executive officers. While all LTI compensation for our NEOs continues to be awarded in the form of equity, the Company adjusted the performance metrics to better align with shareholder interests. The LTI award is split 50% time-based RSUs vesting ratably over three years and 50% performance-based stock options vesting in year three. Performance-based stock options are a significant, at-risk component of our NEOs compensation tied to Helios’ long-term financial performance. The performance-based portion of the LTI award have three metrics that will ultimately determine the vested amount of stock options, if any, with a potential vesting between 0% and 225% of the target number of performance-based stock options. Revenue and Adjusted EPS for the applicable performance period, defined as three-year cumulative results from fiscal years 2025 through 2027, will be equally weighted at 50% tied to long-term Company growth targets. The third metric being introduced is a relative Total Shareholder Return (“rTSR”) Modifier that will either increase or decrease the achieved amount of stock options vesting by up to +/-25%, based on the Company’s share price performance compared to the Russell 2000 Index comparative returns over the three-year performance period. For purposes of measuring the Company’s Total Shareholder Return, it will be based on the change in the Company’s stock price during the applicable performance period, taking into account any dividends paid during that period, which are assumed to be reinvested. If Helios’ rTSR compared against the Russell 2000 Index for the performance period is negative, the number of performance-based stock options that vest will decrease, not to exceed a reduction of 25%. If Helios’ rTSR exceeds the Russell 2000 Index for the performance period, the number of the performance-based stock options that vest will increase, not to exceed an addition of 25%. These changes will allow the Company to better align pay with shareholder returns and tie executive compensation to Company performance.

2025 Proxy Statement | 47

Executive Compensation

Pay Element	Breakdown	Key Features
Short-Term Incentive (STI)	Performance-based cash compensation	• Adjusted EBITDA (30%) • Revenue (30%) • Adjusted Free Cash Flow (30%) • Personal Goals (10%)

Long-Term Incentive (LTI)	Performance-based stock options vesting in year three (50%)	Metrics are based on Company performance as follows: • Revenue (50%) • Adjusted EPS (50%)
	Time-based restricted stock units vesting ratably over three years (50%)	Ultimate value impacted by Company stock price
	Relative Total Shareholder Return Modified +/- 25%	Executive Compensation tied to Company share price performance against the Russell 2000 Index.

Special Retention Awards

In January 2024, after discussions with the Compensation Committee and in an effort to reward and retain executives, the Board granted RSUs to each of Mr. Matosevic, 17,929 RSUs, Mr. Arduini, 3,320 RSUs, Mr. Greenberg, 3,320 RSUs and Mr. Wichlacz, 1,920 RSUs, all with ninety-day vesting periods, provided that the employee remains with the Company. Award values were calculated based on the closing price on January 3, 2024 of $42.32.

In September 2024, after discussions between the Compensation Committee and Mercer, the Board granted retention restricted stock and stock options designed to retain executives throughout the CEO transition. The Board granted the awards to ensure stability in the leadership team in the wake of an unexpected CEO departure. Mr. Bagan, Mr. Arduini, Mr. Greenberg, and Mr. Wichlacz each received an award of 1,495 restricted stock units, which vest over a two-year period, in equal parts on each of the first two anniversaries of the grant date, as well as 5,342 stock options which vest and become exercisable on the third anniversary of the grant date, all awards totaling a grant date value of $150,000, provided that the employee remains with the Company. Mr. Bagan received an additional award of 1,500 immediately vested restricted stock units to compensate him for serving as interim President and Chief Executive Officer as well as a cash award of $60,000. Award values were calculated based on the closing price on September 11, 2024, with the options expiring on September 11, 2034.

Other Compensation

Retirement Plan. All United States based employees, including the named executive officers, are eligible to participate in the Helios Technologies, Inc. 401(k) (the “Plan”). Under the tax-qualified Plan, employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before or after tax basis. Based on years of service, we match 100% of up to the first 6% of pay contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five-year period—20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years.

Mr. Arduini, who is located in Italy, is eligible for certain retirement benefits under plans specific to Italian-based employees. Mr. Arduini is a participant in a state retirement pension plan. His employer, Faster S.r.l., contributes $30,837 per year for the benefit of Mr. Arduini’s retirement in the state plan. Additionally, Mr. Arduini is a participant in the Previndai, a supplemental pension plan. In this plan, Mr. Arduini contributes a portion of his salary into the plan and the Company makes a contribution in the amount of $7,793 per year. These amounts are paid in Euros and converted to U.S. dollars (for purposes of this disclosure) using an average exchange rate for 2024 of $1.08242/Euro. Under the terms of the Previndai, Mr. Arduini’s family members are also eligible to participate at their discretion. At retirement, Mr. Arduini will be able to access the Previndai funds in the form of an annuity, lump sum or combination of both and the state plan is paid out in the form of monthly payment.

Perquisites and Other Benefits. To provide a market competitive total compensation package, we provide a limited amount of perquisites and supplemental benefits to our named executive officers. These perquisites, which are described in footnote (2) to the Summary Compensation Table,

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account for a small percentage of the NEOs' total compensation. The Compensation Committee conducts an annual review of the perquisites offered to the NEOs.

2022-2024 Equity Awards and Results

Payout of 2022-2024 Performance-Based Restricted Stock Unit Awards

Corporate Executives. The below table presents the results of the performance-based restricted stock units granted in 2022 to corporate executive Marc Greenberg based on meeting performance goals. The units vested following the 3-year performance period that ran from 2022 – 2024.

	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Adjusted EBITDA Margin (50%)	23.0%	24.3%	26.0%	20.8%	0%
Adjusted EPS (50%)	$9.00	$11.67	$15.87	$8.53	0%
Overall Payout Percentage					0%

Segment Executives. The below table presents the results of the performance-based restricted stock units granted in 2022 to segment-level NEOs (Matteo Arduini and Lee Wichlacz) based on meeting performance goals. The units vested following the 3-year performance period that ran from 2022 – 2024.

Hydraulics Segment (Matteo Arduini)	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Segment Adjusted EBITDA Margin (50%)	27.9%	28.9%	30.1%	26.1%	0%
Segment Adjusted EPS (50%)	$8.14	$9.47	$11.64	$8.96	61%
Overall Payout Percentage					31%

Electronics Segment (Lee Wichlacz)	Threshold	Target	Maximum	Result	Payout Percentage
Measure and Weighting	(0% payout)	(100% payout)	(200% payout)
Segment Adjusted EBITDA Margin (50%)	24.6%	25.3%	26.1%	19.1%	0%
Segment Adjusted EPS (50%)	$4.68	$5.68	$7.18	$3.98	0%
Overall Payout Percentage					0%

Risks Arising from Compensation Policies and Practices

The Board has determined its compensation policies and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria not primarily focused on the achievement of short-term objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined in the first quarter of the year. For 2024, annual awards were granted at the First Quarter meeting of the Compensation Committee with special retention awards granted in September 2024.

To assess compensation risk, the Compensation Committee reviewed the policies and practices of the Company and determined they do not create risks reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee noted the following risk-mitigating features of the compensation policies and practices:

•
Balance among short- and long-term incentives, cash and equity and fixed and variable pay
•
Multiple performance measures
•
Stock ownership and holding guidelines
•
Anti-hedging policy
•
Clawback policy
•
Limited change-in-control (CIC) benefits

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Executive Compensation

Stock Ownership Guidelines

To better link management’s interests with those of shareholders, the Board of Directors has implemented stock ownership guidelines for the Company’s NEOs. Our Compensation Committee conducts an annual review to assess compliance with the guidelines. The ownership guidelines specify a number of shares Company executives must acquire and hold within five years of appointment as an executive officer. In determining whether an executive has met the stock ownership guidelines, all shares and units (vested or unvested) held by him or her will be counted, including those held jointly or in common with a spouse or dependent children or held in his or her individual retirement account, or 401(k) plan or similar benefit plan. As of the date of this filing, each of the Company’s continuing NEOs are in compliance with the stock ownership guidelines or are within the initial five-year period following appointment, as set forth in the following table:

Executive	Ownership requirement as a multiple of salary	Met Guidelines / Within five year period
Sean Bagan	5x	Within 5 years
Marc Greenberg	2x	Met Guidelines
Matteo Arduini	2x	Met Guidelines
Lee Wichlacz	2x	Met Guidelines

Employment Agreements and Change-in-Control Provisions

The Company typically does not enter into employment agreements with its NEOs. However, as customary in Italy, an employment agreement was entered into with Mr. Arduini in connection with his promotion to the role of General Manager and Managing Director of Faster (known internally as “President, QRC”). The Company also has entered into continuity and severance agreements with each of the NEOs to protect them from loss of income in the case of change of control and to provide protections for the Company and the NEOs covering employment related issues as well as confidentiality.

Arduini Employment Agreement

The Company entered into an employment agreement with Mr. Arduini effective January 1, 2019, in connection with his promotion to the role of General Manager and Managing Director of Faster. Mr. Arduini’s employment agreement sets forth an annual gross base salary, target cash bonus (short-term incentive or “STI”), and participation in the Helios Long-Term Incentive (LTI) Plan. Mr. Arduini’s employment agreement also provides for an annual amount as consideration for entering into the non-competition agreement, as required by Italian law for the enforcement of certain restrictive covenants. The amount is included in his base salary. Mr. Arduini’s employment agreement was amended in 2020 and 2021 to reflect increases in his compensation package. For 2024, Mr. Arduini’s base salary was $378,570, his target STI percentage was 60% of his base salary, and the total value of his LTI was increased to 110% of his base salary. Mr. Arduini’s 2024 LTI award consisted of 50% time-based restricted stock units (“RSUs”), and 50% performance based RSUs. Mr. Arduini has an opportunity to earn up to 200% of his target STI award and up to 200% of the portion of his LTI award that consists of performance based RSUs for exceptional achievement of predetermined metrics. In addition, Mr. Arduini received $3,469 per year in a housing allowance and a company vehicle allowance in the amount of $33,290, which are paid in Euros and converted to U.S. dollars (for purposes of this disclosure) using an average exchange rate for 2024 of $1.08242/Euro.

Executive Officer Continuity Agreements

The Company entered into Executive Officer Continuity Agreements (“Continuity Agreements”) with each of the Company’s NEOs: Josef Matosevic, Sean Bagan, Marc Greenberg, Matteo Arduini and Lee Wichlacz. The Continuity Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that takes place in connection with a “Change of Control” (as defined in the Continuity Agreements). The Continuity Agreements supersede and replace any prior agreements.

The Continuity Agreements provide that on termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreements, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of, and an extended period following termination, to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares and restricted stock units. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

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Executive Officer Severance Agreement

The Company entered into Executive Officer Severance Agreements (“Severance Agreements”) with each of the Company’s NEOs: Josef Matosevic, Sean Bagan, Marc Greenberg, Matteo Arduini and Lee Wichlacz. The Severance Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. Mr. Arduini is based in Italy and his Italian employment contract would supersede the Severance Agreement where the provisions are more favorable.

The Severance Agreements provide that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive is entitled to a continuation of his or her annual base salary for twelve months, a payment equal to the target value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at Company expense, for the executive and his or her family for a period of twelve months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a period of twelve months following termination of employment.

Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, six months of notice period compensation plus up to eight months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

On June 4, 2021, the Company entered into an Amended and Restated Executive Officer Severance Agreement (“Amended CEO Agreement”) with Josef Matosevic. The Amended CEO Agreement modified the terms of Mr. Matosevic’s original Executive Severance Agreement (“Original CEO Agreement”). The Amended CEO Agreement provided for certain benefits to be paid to Mr. Matosevic in connection with a termination of employment in connection with a change in ownership or control of the Company. The Amended CEO Agreement provided that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive would have been entitled to a continuation of his annual base salary for 24 months, a payment equal to 200% of the target value at the time of grant of the executive’s current year short-term compensation award, immediate vesting of all stock options, RSUs and PRSUs (at 100% of target, except for PRSUs granted in the year of termination, which would only have vested if the termination date occurred at least six months after the beginning of the performance period, and which would have vested (if at all) at target on a pro-rata basis) which are outstanding on the date of termination, an extended exercise period of up to one year for vested stock options, and continued medical benefits, at Company expense, for the executive and his family for a period of 24 months, among other benefits. In order to receive the payment and benefits under the Amended CEO Agreement, the executive would have had to comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a term in effect until all payments and benefits had been made or provided to executive. As discussed below, Mr. Matosevic was not entitled to receive any benefits under the Amended CEO Agreement and forfeited all unvested shares as a result of his termination for cause.

Departure of Matosevic as President and Chief Executive Officer

As previously disclosed, Mr. Matosevic was separated for cause from the Company effective July 29, 2024. Mr. Matosevic received no severance or payments as a result of his separation. In addition, all unvested stock, stock options or equity awards of any sort, were forfeited and the Company did not enter into any subsequent agreements with Mr. Matosevic.

Offer of Promotion to Bagan as President and Chief Executive Officer

On January 6, 2025, the Company announced publicly that a promotion was extended to and accepted by Mr. Bagan to assume the role of President and Chief Executive Officer of the Company, effective immediately in addition to his existing role as Chief Financial Officer. Mr. Bagan was also nominated to serve as a director to the Company's Board. In connection with his promotion, Mr. Bagan is entitled to an annual base salary of $704,000. In addition, under the Company's incentive plans, his STI target is 100% of his base salary and his LTI target is 175% of his base salary. Mr. Bagan will not be entitled to any compensation for his service as a director on the Company's Board.

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Departure of President of Electronics

As previously disclosed, Mr. Wichlacz was separated from the Company effective March 31, 2025. Pursuant to the Severance Agreement in place, Mr. Wichlacz is entitled to receive continuation of his annual base salary for twelve months ($300,000), a payment equal to the target value at the time of grant of his executive’s current year short-term compensation award ($180,000), and continuing medical benefits, at Company expense, for the executive and his family for a period of twelve months (estimated at $16,156). Mr. Wichlacz signed a general release with the Company which requires compliance with the restrictive covenants set forth in his agreement with the Company for a period of twelve months following termination.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.

COMPENSATION COMMITTEE

Diana Sacchi, Chair

Cariappa Chenanda

Alexander Schuetz

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2024 Summary Compensation Table

The table below summarizes the total compensation of the named executive officers serving as such for the fiscal years ended December 28, 2024, December 30, 2023, and December 31, 2022, as applicable. When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

FISCAL 2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Sean Bagan	2024	440,000	60,000	722,985	89,994	225,940	43,819	1,582,738
President and Chief Executive Officer	2023	176,000	113,920	506,655	—	35,965	2,031	834,571
and Chief Financial Officer

Marc Greenberg	2024	400,000	—	630,765	89,994	189,600	46,125	1,356,484
General Counsel and	2023	330,000	—	494,384	—	59,400	9,900	893,684
Secretary	2022	290,000	—	201,325	113,147	100,050	5,689	710,211

Matteo Arduini (3)	2024	378,847	—	603,829	89,994	52,281	103,553	1,228,504
President, Hydraulics EMEA	2023	350,000	—	514,129	—	—	98,992	963,121
	2022	315,000	—	265,512	113,147	90,720	89,479	873,858

Lee Wichlacz (4)	2024	300,000	—	375,483	89,994	124,200	8,837	898,514
President Electronics	2023	265,000	—	156,674	—	—	43,444	465,118
			—

Josef Matosevic (5)	2024	602,692	—	5,414,714	—	—	69,510	6,086,916
Former President and	2023	950,000	—	4,445,378	—	285,000	34,900	5,715,278
Chief Executive Officer	2022	900,000	—	3,292,414	1,697,200	621,000	33,667	6,544,281

(1)
The dollar values shown represent the grant date fair values for time-based and performance-based restricted stock unit awards and stock options calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Performance-based restricted stock unit awards are subject to performance-based vesting criteria. Reported values are based on the probable outcome of the performance conditions as of the grant date. The values of the awards at the grant date assuming that the highest level of performance conditions will be achieved, are as follows:

Named Executive Officer	Year	Stock Awards, Assuming Highest Level of Performance Conditions are Achieved ($)

Sean Bagan	2024	$1,023,729

Marc Greenberg	2024	$845,564

Matteo Arduini	2024	$805,214

Lee Wichlacz	2024	$492,672

Josef Matosevic	2024	$7,733,510

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(2)
All Other Compensation amounts for 2024 are as follows:

Named Executive Officer	Year	Perquisites and Other Personal Benefits ($)		Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Sean Bagan	2024	$25,425	(a)	$18,394	$43,819

Marc Greenberg	2024	$25,425	(a)	$20,700	$46,125

Matteo Arduini	2024	$64,923	(b)	$38,630	$103,553

Lee Wichlacz	2024	$-		$8,837	$8,837

Josef Matosevic	2024	$48,810	(c)	$20,700	$69,510

(a)
Represents the cost of executive health concierge services which provides an annual health assessment ($9,914) as well as executive financial and tax planning services ($15,011) and HSA contribution ($500).
(b)
Represents car allowance of $33,290, housing allowance of $3,469, and amounts contributed to employee’s Trattamento di Fine Rapporto (TFR) (Italian statutory severance plan) of $28,164.
(c)
Represents car allowance ($15,385), the cost of executive health concierge services which provides an annual health assessment ($14,701) as well as executive financial and tax planning services ($18,724).
(3)
Cash amounts for Mr. Arduini are paid in Euros, and for 2024 such amounts have been converted into U.S. dollars based on an average conversion rate of €1 to $1.08242 during 2024.
(4)
Mr. Wichlacz was separated from the Company on March 31, 2025.
(5)
Mr. Matosevic was terminated for cause from the Company on July 29, 2024. Stock and option awards were forfeited upon termination.

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FISCAL 2024 GRANTS OF PLAN-BASED AWARDS

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or base price of option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	or Units (#)	Options(3) (#)	awards ($/Sh)	Awards ($) (4)

Sean Bagan	January 3, 2024				—	7,219	14,438				300,744
	January 3, 2024							7,218			303,084
	January 3, 2024	—	286,000	572,000
	September 11, 2024							1,495			58,963
	September 11, 2024							1,500			60,195
	September 11, 2024								5,342	40.13	89,994

Marc Greenberg	January 3, 2024				—	5,156	10,312				214,799
	January 3, 2024							5,156			216,501
	January 3, 2024							3,320			140,502
	January 3, 2024	—	240,000	480,000
	September 11, 2024							1,495			58,963
	September 11, 2024								5,342	40.13	89,994

Matteo Arduini	January 3, 2024				—	4,834	9,668				201,384
	January 3, 2024							4,834			202,980
	January 3, 2024							3,320			140,502
	January 3, 2024	—	227,308	454,617
	September 11, 2024							1,495			58,963
	September 11, 2024								5,342	40.13	89,994

Lee Wichlacz	January 3, 2024				—	2,813	5,626				117,190
	January 3, 2024							2,812			118,076
	January 3, 2024							1,920			81,254
	January 3, 2024	—	180,000	360,000
	September 11, 2024							1,495			58,963
	September 11, 2024								5,342	40.13	89,994
Josef Matosevic	January 3, 2024				—	55,660	111,320				2,318,796
	January 3, 2024							55,660			2,337,163
	January 3, 2024							17,929			758,755
	January 3, 2024	—	975,000	1,950,000

(1)
There are no thresholds for the awards.
(2)
Represents the number of performance-based restricted stock units granted under the 2023 Equity Incentive Plan. Dividends were not paid on the restricted stock units.
(3)
Represents stock options granted under the 2023 Equity Incentive Plan.
(4)
Grant date fair value of awards computed in accordance with FASB ASC Topic 718, with reported values for performance-based awards based on the probable outcome of the performance conditions as of the grant date.

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OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sean Bagan			5,342	(5)	40.13	9/11/2034
							10,255	(1)	461,270	9,531	(1)	428,704
Marc Greenberg		1,333	2,667	(6)	50.60	10/1/2032
			5,342	(5)	40.13	9/11/2034
							8,919	(2)	401,177	8,062	(2)	362,629
Matteo Arduini		874			39.75	2/28/2030
		1,153			55.03	1/28/2031
		1,333	2,667	(6)	50.60	10/1/2032
			5,342	(5)	40.13	9/11/2034
							8,819	(3)	396,679	7,917	(3)	356,107
Lee Wichlacz			5,342	(5)	40.13	9/11/2034
							5,241	(4)	235,740	4,214	(4)	189,546
Josef Matosevic	(7)

(1)
Unvested time-based stock awards represent restricted stock units that will vest as follows: 2,406 on January 3, 2025, 748 on September 11, 2025, 771 on October 1, 2025, 2,406 on January 3, 2026, 747 on September 11, 2026, 771 on October 1, 2026 and 2,406 on January 3, 2027. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 2,312 shares on March 15, 2026 (included in the table at the target payout of 100%) and up to 200% of 7,219 shares on March 15, 2027 (included in the table at the target payout of 100%).
(2)
Unvested time-based stock awards represent restricted stock units that will vest as follows: 2,048 on January 3, 2025, 969 on January 6, 2025, 748 on September 11, 2025, 1,719 on January 3, 2026, 969 on January 6, 2026, 747 on September 11, 2026, and 1,719 on January 3, 2027. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 2,906 shares on March 15, 2026 (included in the table at the target payout of 100%) and up to 200% of 5,156 shares on March 15, 2027 (included in the table at the target payout of 100%).
(3)
Unvested time-based stock awards represent restricted stock units that will vest as follows: 2,046 on January 3, 2025, 1,027 on January 6, 2025, 748 on September 11, 2025, 1,611 on January 3, 2026, 1,028 on January 6, 2026, 747 on September 11, 2026, and 1,612 on January 3, 2027. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 3,083 shares on March 15, 2026 (included in the table at the target payout of 100%) and up to 200% of 4,834 shares on March 15, 2027 (included in the table at the target payout of 100%).
(4)
Unvested time-based stock awards represent restricted stock units that will vest as follows: 937 on January 3, 2025, 467 on January 6, 2025, 748 on September 11, 2025, 937 on January 3, 2026, 467 on January 6, 2026, 747 on September 11, 2026, and 938 on January 3, 2027. Unvested unearned stock awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 1,401 shares on March 15, 2026 (included in the table at the target payout of 100%) and up to 200% of 2,813 shares on March 15, 2027 (included in the table at the target payout of 100%).
(5)
Unvested options become exerciseable on September 11, 2027.
(6)
Unvested options become exerciseable upon achievement of defined stock price thresholds (50% at $80/share and 100% at $90/share).
(7)
As of December 28, 2024, there were no options or unvested shares outstanding. Mr. Matosevic was terminated for cause from the Company on July 29, 2024, and in connection with his termination, all of his unexercised options and unvested shares were forfeited.

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FISCAL 2024 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Sean Bagan	—	—	6,270	275,375

Marc Greenberg	—	—	7,799	336,132

Matteo Arduini	—	—	8,570	369,985

Lee Wichlacz	—	—	2,386	104,311

Josef Matosevic	5,127	62,466	40,198	1,736,480

Pension Benefits

The Company does not maintain a pension plan for any of its United States based executive officers, other than its 401(k) Plans.

As described above, Mr. Arduini is a participant in both a state and supplemental pension schemes consistent with Italian law. The Company contributes to both pension schemes on behalf of Mr. Arduini.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Potential Payments Upon Termination or Change of Control

On June 14, 2019, the Board approved the Continuity Agreement to be entered into with its executive officers. The Continuity Agreement provides that upon termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreement, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock units. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Additionally, on June 14, 2019, the Compensation Committee adopted, and the Board endorsed, a form of Severance Agreement to be entered into with each of the Company’s executive officers. The Severance Agreement provides for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. The Severance Agreement provides that upon an “Involuntary Termination of Employment” (as defined in the Severance Agreement), he or she is entitled to a continuation of his or her annual base salary for twelve months, a payment equal to the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family for a period of twelve months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreements with the Company for a period of twelve months following termination of employment.

Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law that provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, six months of notice period compensation plus up to eight months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

58 | 2025 Proxy Statement

Executive Compensation

The following table shows the potential payments for continuing NEOs upon a qualifying termination following a change of control, as if termination had occurred on December 28, 2024.

	Salary ($)	STI ($)	Accelerated Restricted Stock Unit Vesting ($)	Accelerated Stock Option Vesting ($)(1)	Welfare Benefits ($)	Other Benefits ($)		Total ($)

Sean Bagan	880,000	572,000	889,974	25,909	48,831	—		2,416,714

Marc Greenberg	800,000	480,000	808,246	25,909	48,831	—		2,162,986

Matteo Arduini	757,694	454,617	811,394	25,909	16,170	42,440	(2)	2,108,224

Lee Wichlacz	600,000	360,000	425,286	25,909	31,925	—		1,443,120

(1)
Amounts assume all unvested options vest and in the money options are exercised immediately upon termination.
(2)
Amount relates to car and housing allowances of $18,380 required under Italian statutory regulations and $24,060 in pension contributions. Cash amounts for Mr. Arduini are paid in Euros, and for 2024 such amounts have been converted into U.S. dollars based on an average conversion rate of €1 to $1.08242 during 2024.

The following table shows the potential payments for continuing NEOs following an involuntary termination, other than in connection with a change in control, as if termination had occurred on December 28, 2024:

	Salary ($)	STI ($)	Accelerated Restricted Stock Unit Vesting ($)	Accelerated Stock Option Vesting ($)(1)	Welfare Benefits ($)	Other Benefits ($)		Total ($)

Sean Bagan	440,000	286,000	—	—	24,415	—		750,415

Marc Greenberg	400,000	240,000	—	—	24,415	—		664,415

Matteo Arduini	378,847	227,308	—	—	8,085	42,440	(2)	656,680

Lee Wichlacz	300,000	180,000	—	—	15,962	—		495,962

(1)
Amounts assume all unvested options vest and in the money options are exercised immediately upon termination.
(2)
Amount relates to car and housing allowances of $18,380 required under Italian statutory regulations and $24,060 in pension contributions. Cash amounts for Mr. Arduini are paid in Euros, and for 2024 such amounts have been converted into U.S. dollars based on an average conversion rate of €1 to $1.08242 during 2024.

As previously disclosed, Mr. Matosevic was separated for cause from the Company effective July 29, 2024. Mr. Matosevic received no severance or payments as a result of his separation. In addition, all unvested stock, stock options or equity awards of any sort, were forfeited and the Company did not enter into any subsequent agreements with Mr. Matosevic.

As previously disclosed, Mr. Wichlacz was separated from the Company effective March 31, 2025. Pursuant to the Severance Agreement in place, Mr. Wichlacz became entitled to continuation of his annual base salary for twelve months ($300,000), a payment equal to the target value at the time of grant of his current year short-term compensation award ($180,000), and continuing medical benefits, at Company expense, for the executive and his or her family for a period of twelve months (estimated at $16,156). Mr. Wichlacz signed a general release with the Company which requires compliance with the restrictive covenants set forth in his agreement with the Company for a period of twelve months following termination of employee.

CEO to Median Employee Pay Ratio

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and our CEO. Helios Technologies had two CEOs in 2024. For purposes of calculating the pay ratio, we are identifying two numbers. First, we have determined a reasonable estimate of the ratio of the combined annual total compensation of our former President and CEO Josef Matosevic as well as current President and CEO Sean Bagan to the median of the annual total compensation of all employees, excluding the CEOs, to be 160:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than the CEO, or $47,980, with an annual total compensation of the CEO of $7,669,655. Second, we have determined a reasonable estimate of the ratio of the annual total compensation of just our current President and CEO Sean Bagan to the median of the annual total compensation of all employees, other than the CEO, or $45,940, with an annual total compensation of the CEO of $1,582,738, to be 33:1.

2025 Proxy Statement | 59

Executive Compensation

The SEC rules for identifying the median compensated employee (“Median Employee”) and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios, and may not have had two CEOs during 2024.

Per SEC rules, the Company is permitted to use the same median employee in 2024 as was identified for our 2023 pay ratio disclosure using the same methodology and calculations because there has been no change in or employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosures. For purposes of this disclosure, we used December 30, 2023 as the date used to identify the Median Employee (the “Determination Date”). On the Determination Date, the Company employed a total of 2,577 employees (including 1,403 employees based in the United States). The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on January 1, 2023, and ending on December 30, 2023, for employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees but excluded Mr. Matosevic and Mr. Bagan.

The group of employees used to determine the Median Employee does not include any independent contractors or “leased” workers. Further, we did not use any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation used to determine the Median Employee included base wages, overtime, bonus payments, and the grant date fair value of stock compensation granted during the year. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2023. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the twelve month period ending December 30, 2023. After identifying the Median Employee, we calculated the annual total compensation for 2024 for this employee using the same methodology used for the CEO in the Summary Compensation Table.

Pay vs. Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (as calculated in accordance with applicable SEC rules) and certain financial performance of our Company, as well as certain other information.

											Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for first PEO(1)	Summary Compensation Table Total for second PEO(2)	Summary Compensation Table Total for third PEO(3)	Summary Compensation Table Total for fourth PEO(4)	Compensation Actually Paid to first PEO(5)	Compensation Actually Paid to second PEO(5)	Compensation Actually Paid to third PEO(5)	Compensation Actually Paid to fourth PEO(5)	Average Summary Compensation Table Total for Non-PEO NEOs(6)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Total Shareholder Return	Peer Group Total Shareholder Return(7)	Net Income (in millions)	Adjusted EBITDA Margin(8)

2024	6,086,917	1,582,738	N/A	N/A	(6,293,983)	1,665,059	N/A	N/A	1,161,167	1,190,721	102.27	205.72	39.0	19.2%

2023	5,715,278	N/A	N/A	N/A	4,384,579	N/A	N/A	N/A	1,112,781	1,000,437	102.29	147.20	37.5	19.3%

2022	6,544,281	N/A	N/A	N/A	1,486,682	N/A	N/A	N/A	1,035,880	283,340	122.04	113.39	98.4	23.2%

2021	5,331,977	N/A	N/A	N/A	10,074,669	N/A	N/A	N/A	1,223,075	2,387,841	234.57	123.43	104.6	24.6%

2020	2,227,500	N/A	2,188,050	1,533,991	2,923,629	N/A	597,049	2,078,775	1,165,507	1,323,008	118.24	112.22	14.2	23.2%

(1)
Josef Matosevic joined the Company in June 2020.
(2)
Sean Bagan was appointed as interim CEO in July 2024.
(3)
Wolfgang Dangel served as CEO up until separating from the Company in April 2020.
(4)
Tricia Fulton was interim CEO for the period from April 2020 to June 2020.
(5)
The charts below detail the additions to and deductions from the Summary Compensation Table Totals to calculate the Compensation Actually Paid amounts.
(6)
The Non-PEO NEOs are comprised of: 2024 - Marc Greenberg, Matteo Arduini and Lee Wichlacz; 2023 – Sean Bagan, Tricia Fulton (resigned in August 2023), Matteo Arduini, Lee Wichlacz, Jason Morgan (resigned in March 2023) and Marc Greenberg; 2022 – Tricia Fulton, Matteo Arduini, Jason Morgan and Marc Greenberg; 2021 – Tricia Fulton, Matteo Arduini, Jason Morgan, Melanie Nealis (resigned in March 2022) and Jinger McPeak (separated in April 2021); 2020 - Matteo Arduini, Melanie Nealis (resigned in March 2022), Jinger McPeak (separated in April 2021) and Raj Menon (separated in September 2020).
(7)
The Company utilized the Dow Jones US Diversified Industries Index, for the peer group. This index has been utilized historically in our Annual Reports on Form 10-K in connection with the performance graph and most closely aligns with our line of business.
(8)
Adjusted EBITDA margin was selected as the Company-Selected Measure. A detailed adjusted EBITDA margin description and reconciliation can be found within our Q4 2024 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on February 24, 2025.

60 | 2025 Proxy Statement

Executive Compensation

The following table reconciles the Summary Compensation Table (“SCT”) totals to Compensation Actually Paid (“CAP”).

	2024			2023		2022		2021		2020

	First PEO	Second PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	First PEO	Second PEO	Third PEO	Average Non- PEO NEOs

Summary Compensation Table Total	6,086,917	1,582,738	1,161,167	5,715,278	1,112,781	6,544,281	1,035,880	5,331,977	1,223,075	2,227,500	2,188,050	1,533,991	1,165,507

Deduction for value reported in the Stock Awards and Option Awards columns of the SCT	(5,414,714)	(812,979)	(626,686)	(4,445,378)	(578,361)	(4,989,614)	(528,649)	(2,135,026)	(426,655)	(1,188,548)	(950,066)	(694,112)	(493,238)

Addition for the fair value of equity awards granted and vested in the current year	789,772	60,195	125,689	—	—	—	—	—	—	—	—	—	—

Addition for year-end fair value of equity awards granted in the current year and unvested as of the end of the current year	—	837,671	572,199	3,604,146	464,664	3,517,429	362,285	4,104,868	503,846	1,884,677	—	1,008,108	571,465

Addition / (Deduction) for the change in fair value of equity awards granted in prior years and unvested as of the end of the current year (from prior year-end to year-end)	—	(1,426)	(3,231)	(745,509)	(21,906)	(1,918,378)	(194,346)	2,555,350	827,017	—	—	273,433	122,384

Addition / (Deduction) for the change in fair value of equity awards granted in prior years and vested during the current year (from prior year-end to vesting date)	(69,485)	(1,140)	(38,417)	256,042	23,259	(1,667,036)	(391,830)	217,500	326,594	—	(53,694)	(42,645)	(18,740)

Deduction for the fair value as of the prior year end of equity awards deemed to fail to meet the applicable vesting conditions in the current year	(7,686,472)	—	—	—	—	—	—	—	(66,036)	—	(587,241)	—	(24,370)

Compensation Actually Paid	(6,293,983)	1,665,059	1,190,721	4,384,579	1,000,437	1,486,682	283,340	10,074,669	2,387,841	2,923,629	597,049	2,078,775	1,323,008

The charts below present the relationship between the PEOs' and average other NEOs’ CAP to the Company and peer group total shareholder return, net income, and adjusted EBITDA margin for the previous five years. The graphical representations demonstrate that both the PEOs and average other NEOs CAP is aligned with shareholder and Company performance.

Compensation actually paid to PEOs presented in the charts combine the full year compensation of our two PEOs for the 2024 and three PEOs for the 2020 year even though they only served a partial year. Average compensation paid to other NEOs is impacted by the composition of our NEOs each year. For 2024, compensation included special retention awards given due to the CEO transition.

2025 Proxy Statement | 61

Executive Compensation

The relationship between CAP and Company TSR is influenced by equity compensation. The Company’s stock price has a significant impact on compensation actually paid to our NEOs as a large portion of NEO compensation is equity based. Our year-end stock price has fluctuated over the past five years as follows: $53.29 in 2020, $105.17 in 2021, $54.44 in 2022, $45.35 in 2023, and $44.98 in 2024.

Net income in 2020 was lower due to an impairment loss recognized on our goodwill as a result of the economic uncertainty caused by the COVID-19 pandemic, while net income in the 2021 and 2022 years benefited from acquisitions. 2023 net income was negatively impacted by macroeconomic factors causing swift shifts to the markets we serve. 2024 net income increased 4% year over year as the markets we serve remained challenged.

A significant portion of compensation paid to NEOs is based on Company performance. Adjusted EBITDA margin is a performance metric used in both STI and LTI performance payout. Since compensation is directly tied to this measure there is a high degree of correlation between it and compensation. However, CAP is also highly influenced by the Company’s stock price due to the level of equity compensation. The following table lists the four unranked financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our NEOs to our performance:

Most Important Performance Measures

Adjusted EBITDA Margin

Revenue Growth

Adjusted Free Cash Flow Margin

Adjusted Non-GAAP Diluted EPS

62 | 2025 Proxy Statement

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors. Compensation to directors is provided under the Company Non-Employee Director Compensation Policy (the Director Policy). Directors who also serve as employees of the Company do not receive payment for their services as director.

Effective January 1, 2022, the Board approved, after Compensation Committee recommendation, the Director Policy, in which each director is paid a quarterly cash retainer following each regularly scheduled quarterly Board Meeting as well as a quarterly Restricted Stock Unit award as detailed below. The Board believes that compensation of directors under the Directors Policy aligns the interests of directors with those of the shareholders in the long-term growth and profitability of the Company. Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. No changes were made to the Director Policy in 2024.

2024 ANNUAL DIRECTOR COMPENSATION

Non-Employee directors are paid a quarterly cash retainer following each regularly scheduled quarterly Board Meeting in the amount of $22,187.50 as well as a quarterly Restricted Stock Unit award with a target value equal to $38,750.00. An additional quarterly Restricted Stock Unit award will be granted to Committee chairs with a target value equal to $5,000 for the Audit Committee Chair; $5,000 for the Compensation Committee Chair; $2,500 for the ESG Committee Chair; and $2,500 for the Nominating Committee Chair. The person serving as the Non-Employee director Chair of the Board will be granted an additional quarterly Restricted Stock Unit award with a target value equal to $26,500.

Directors are subject to Stock Ownership Guidelines where non-management members of the Board should own and hold shares with a value equal to two times (2x) the number of shares awarded to them annually as directors’ fees.

Annual Cash	$88,750
Compensation:

Annual Equity	$155,000
Compensation:

ADDITIONAL EQUITY COMPENSATION

Chair:	$106,000

Chair of Audit &
Compensation Committees:	$20,000

Chairs of all other
Committees:	$10,000

2024 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		All Other Compensation ($)(3)		Total ($)

Douglas Britt	88,750	173,800	(4)	—		262,550

Laura Dempsey Brown	88,750	168,886	(5)	—		257,636

Cariappa (Cary) Chenanda	88,750	153,955	(6)	—		242,705

Philippe Lemaitre	88,750	259,176	(7)	162,000	(7)	509,926

Diana Sacchi	88,750	173,800	(8)	—		262,550

Alexander Schuetz	88,750	163,877	(9)	—		252,627

(1)
Although Mr. Matosevic was a member of the board for part of 2024, as President and CEO he did not receive any stock awards or other fees for his service as a director of the Company and his compensation for 2024 is disclosed in the Fiscal 2024 Summary Compensation Table above.
(2)
The stock awards represent the aggregate grant date fair value of restricted stock units granted. The RSUs are granted quarterly for service as a director and for attendance at Board meetings and vest one year from the date of the grant. Quarterly grants occurred on March 7, 2024, June 7, 2024, October 4, 2024, and December 5, 2024.
(3)
We have a travel and reimbursement policy under which we reimburse the expenses of a director’s spouse for travel costs incurred in connection with business of the Board when appropriate. Except as set forth in the “All Other Compensation” column, the cost to the Company for providing these perquisites was less than $10,000 for each director.
(4)
The grant date fair value of RSUs issued each quarter totaled approximately $43,750. As of December 28, 2024, 3,662 RSUs were unvested.
(5)
The grant date fair value of RSUs issued each quarter totaled approximately $41,250. As of December 28, 2024, 3,549 RSUs were unvested. In addition, the compensation committee granted a special one-time award of RSUs with a target grant date value of $5,000 on December 5, 2024 for additional work related to the CEO transition in 2024.

2025 Proxy Statement | 63

Director Compensation

(6)
The grant date fair value of RSUs issued each quarter totaled approximately $38,750. As of December 28, 2024, 3,244 RSUs were unvested.
(7)
The grant date fair value of RSUs issued each quarter totaled approximately $65,250. As of December 28, 2024, 5,461 RSUs were unvested. A cash payment of $162,000 was awarded on December 5, 2024 by the compensation committee for additional work related to the CEO transition in 2024.
(8)
The grant date fair value of RSUs issued each subsequent quarter totaled approximately $43,750. As of December 28, 2024, 3,662 RSUs were unvested.
(9)
The grant date fair value of RSUs issued each subsequent quarter totaled approximately $41,250. As of December 28, 2024, 3,453 RSUs were unvested.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 28, 2024. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	340,900 (1)	$42.29 (2)	688,740 (3)

Equity compensation plans not approved by security holders	—	—	—

Total	340,900	$42.29	688,740

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan and the 2023 Equity Incentive Plan.

(1)
Consists of 46,529 stock options, 154,137 RSUs and 140,234 PRSUs. Maximum payout of 200% per units is assumed for the PRSUs which may overstate actual dilution that could occur.
(2)
Reflects the weighted average exercise price of stock options outstanding. RSUs and PRSUs are not included in this column as they have no exercise price.
(3)
The number of securities available for future issuance as of December 28, 2024, were 206,132 shares under the Employee Stock Purchase Plan, 45,839 shares under the Sun Hydraulics Limited Share Incentive Plan and 436,768 shares under the 2023 Equity Incentive Plan. Shares available under the 2023 Equity Incentive Plan may be issued with respect to awards other than options, warrants and rights, such as restricted stock.

64 | 2025 Proxy Statement

PROPOSAL — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

2	The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as Independent Auditors.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ending January 3, 2026, and the effectiveness of the Company’s internal control over financial reporting as of January 3, 2026. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants but will not be required to engage a different auditing firm.

The Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) to report upon the financial statements of the Company for the years ended December 28, 2024, and December 30, 2023, and the effectiveness of the Company’s internal control over financial reporting as of December 28, 2024, and December 30, 2023, respectively. Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2024 and 2023.

	2024	2023

Audit Fees:

Grant Thornton (principal auditor)	$1,820,214	$1,877,483

Other Auditors	–	–

Subtotal	1,820,214	1,877,483

Audit Related Fees	40,000	40,000

Tax Fees	74,900	145,408

All Other Fees	–	–

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly owned subsidiaries for the fiscal years 2024 and 2023, respectively. Audit Related Fees were incurred for employee benefit plan audit services.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. If a quorum is present at the meeting, Proposal 2 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

2025 Proxy Statement | 65

PROPOSAL — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

3	The Board of Directors recommends a vote “FOR” the advisory vote to approve named executive officer compensation.

Shareholders are being asked to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure.

Motivating and retaining a strong leadership team is a key factor in Helios' long-term success. Decisions surrounding an executive's compensation helps play a role in this success. We believe that our executive compensation program is designed to retain, motivate, and drive our team in an appropriate, responsible and rewarding way. By aligning compensation with Company strategy we can achieve greater performance, drive a stronger culture and retain top talent.

At our 2025 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our Named Executive Officers as described in our Proxy Statement pursuant to the compensation disclosure rules of the SEC (“say on pay”). At our 2023 Annual Meeting of Shareholders, as provided in the Dodd-Frank Act, our shareholders were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote to approve Named Executive Officer compensation once every: one, two, or three years. At the 2023 Annual Meeting, approximately 96% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our Named Executive Officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. The Company’s objective is to attract, retain, and motivate excellent employees, in alignment with the Company’s augmented strategy, and to align the interests of employees with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see the Compensation Discussion and Analysis beginning on page 37 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2024 compensation of our Named Executive Officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2025 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders, and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. We expect that our next “say on pay” vote will be held at our 2026 Annual Meeting of shareholders. If a quorum is present at the Annual Meeting, Proposal 3 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

66 | 2025 Proxy Statement

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Annual Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

2025 Proxy Statement | 67

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS FOR THE 2026 PROXY STATEMENT AND PRESENTATION AT THE 2026 ANNUAL MEETING

Our Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s Proxy Statement for that meeting. Under our Bylaws, if a shareholder at our 2026 Annual Meeting wants to:

(i)
nominate a person to stand for election as a director, the nomination must be received at our principal executive offices no earlier than January 5, 2026, and no later than February 4, 2026. Notice to the Company of a shareholder nomination submitted before January 5, 2026, or after February 4, 2026, will be considered untimely and will not be considered at the 2025 Annual Meeting; or
(ii)
introduce an item of business, the proposal must be received at our principal executive offices no later than December 24, 2025. Accordingly, notice to the Company of a shareholder proposal received after December 24, 2025, will be considered untimely and will not be considered at the 2026 Annual Meeting.

These advance notice provisions are in addition to, and separate from, SEC requirements that a shareholder must meet to have a proposal included in our Proxy Statement and form of proxy for presentation at our Annual Meetings. Under SEC Rule 14a-8, if a shareholder wants to introduce an item of business at our 2026 Annual Meeting and have us include such proposal in our proxy statement and form of proxy for presentation, the proposal must comply with SEC Rule 14a-8 and be received at our principal executive offices no later than December 24, 2024 and otherwise comply with the requirements of SEC Rule 14a-8.

In addition to satisfying the requirements under our by-laws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2026 Annual Meeting of Shareholders, no later than April 5, 2026). If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2026 Annual Meeting is first made.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a director are described above in “Governance of the Company — Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder Recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2026 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,
(ii)	the reasons for conducting such business at the meeting,
(iii)	the name and record address of the shareholder proposing such business,
(iv)	the number of shares of stock owned beneficially or of record by the shareholder,
(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for director should be submitted in writing to the Corporate Secretary, at 7456 16th Street East, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

MARC A. GREENBERG
General Counsel & Secretary

Dated: April 23, 2025

68 | 2025 Proxy Statement

APPENDIX A

NON-GAAP RECONCILIATIONS

Non-GAAP Adjusted Net Income Reconciliation	Year Ended Dec 28, 2024	Per Diluted Share*

GAAP net income	$39.0	$1.17

Acquisition and financing-related expenses[1]	0.7	0.02

Restructuring charges[2]	5.3	0.16

Officer transition costs	1.9	0.06

Acquisition integration costs[3]	0.3	0.01

Change in fair value of contingent consideration	0.4	0.01

Amortization of intangible assets[4]	33.1	0.99

Other	(2.2)	(0.07)

Tax effect of above	(8.8)	(0.26)

Non-GAAP adjusted net income*	$69.7	$2.10

Non-GAAP adjusted net income per diluted share*	$2.10

Non-GAAP Adjusted EBITDA Reconciliation	Year Ended Dec 28, 2024	Margin

GAAP net income	$39.0	4.8%

Interest expense, net	33.8	4.2%

Income tax provision	11.5	1.4%

Depreciation and amortization	63.8	7.9%

EBITDA*	148.1	18.4%

Acquisition and financing-related expenses[1]	0.7	0.1%

Restructuring charges[2]	5.3	0.7%

Officer transition costs	1.9	0.2%

Acquisition integration costs[3]	0.3	0.0%

Change in fair value of contingent consideration	0.4	0.0%

Other	(2.2)	(0.3)%

Adjusted EBITDA*	$154.5	19.2%

EBITDA margin*	18.4%

Adjusted EBITDA margin*	19.2%

Non-GAAP Adjusted Free Cash Flow Reconciliation	Year Ended Dec 28, 2024

Net cash provided by operating activities	$122.1

Less: capital expenditures	27.0

Non-GAAP adjusted free cash flow*	$95.1

2025 Proxy Statement | 69

Appendix A

Net Debt-to-Non-GAAP Adjusted EBITDA Leverage Ratio Reconciliation	As of Dec 28, 2024

Current portion of long-term non-revolving debt, net	16.0

Revolving lines of credit	150.3

Long-term non-revolving debt, net	283.2

Total debt	449.5

Less: cash and cash equivalents	44.1

Net debt	405.4

TTM adjusted EBITDA	154.5

Ratio of net debt to TTM adjusted EBITDA*	2.6

*

Adjusted numbers are not measures determined in accordance with generally accepted accounting principles (“GAAP”) in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

1.
Acquisition and financing-related expenses include costs associated with our M&A activities. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the twelve months ended December 28, 2024, the charges $0.7 of other miscellaneous M&A costs.
2.
Restructuring activities include activities within our Hydraulics segment related to the creation of our two new Regional Operational Centers of Excellence ("CoE") which are nearing completion. We also continue to add capabilities and activities to our recently expanded Tijuana, Mexico facility to support our Electronics segment. Initial efforts have focused on circuit board assembly and wire harness production. We have also recently initiated some restructuring activities to better optimize our European regional operations. We are transitioning some manufacturing of manifolds and integrated package assembly to our Roncolo, Italy location. These activities include in part the transferring of equipment and operations between facilities. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the twelve months ended December 28, 2024, the charges include non-recurring labor costs of $2.5 million and manufacturing relocation and other costs of $2.8 million.
3.
Acquisition integration activities include costs associated with integrating our recently acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the twelve months ended December 28, 2024, the costs totaled $0.3 million.
4.
Amortization of intangible assets presented here includes $1.6 million for capitalized software development costs included within cost of sales in the income statement for the twelve months ended December 28, 2024.

General note: items may not sum or recalculate due to rounding.

70	2025 Proxy Statement

Helios technologies, inc. Annual meeting of shareholders to be held on june 4, 2025 this proxy is solicited on behalf of the board of directors the undersigned hereby makes, constitutes and appoints cary chenanda and alexander schuetz and each of them (with the power of substitution) proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of helios technologies, inc. Held of record by the undersigned on april 9, 2025, at the annual meeting of shareholders to be held on june 4, 2025, at 9:00 a.m. Central time at the deer path inn, 255 e. Illinois rd., lake forest, il 60045 or any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted “for” the election of directors, “for” proposals 2 and 3. The proxy holders named above also will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or internet as described below before the annual meeting. Voting by telephone or internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and proxy voting instructions. Thank you for voting. Continued and to be signed on reverse side il in the envelope provided t important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held june 4, 2025 the proxy statement and our 2024 annual report are available at: https://web.viewproxy.com/heliostechnologies/2025

Please mark your votes like this x the board of directors recommends a vote “for” the election of directors, “for” proposals 2 and 3. 1. To elect two directors, currently serving on our board, to serve until the annual meeting in 2028 and one new director to serve until the annual meeting in 2027, whom shall serve until successors are elected and qualified or until an earlier resignation, removal from office or death; 2. Proposal to ratify the appointment of grant thornton llp as our independent registered public accounting firm for the 2025 year. O for o against o abstain 3. Approval, on an advisory basis, of the compensation of our named executive officers. O for o against o abstain for against abstain 2028 is doug britt 2028 is diana sacchi 2027 is sean bagan date signature signature note: please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title (joint owners) (title) control number do not print in this area (shareholder name & address data) address change/comments: (if you noted any address changes and/or comments above, please mark box.) Please indicate if you plan to attend this meeting lope provided. Control number proxy voting instructions please have your 11 digit control number ready when voting by internet or telephone internet vote your proxy on the internet: go to www.fcrvote.com/hlio have your proxy card available when you access the above website. Follow the prompts to vote your shares. Telephone vote your proxy by phone: call +1 (866) 402-3905 use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Mail vote your proxy by mail: mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.